AGREEMENT AND PLAN OF CONSOLIDATION

by and among

SIERRA BANCORP,

BANK OF THE SIERRA

and

SANTA CLARA VALLEY BANK, N.A.

Dated as of July 17, 2014

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EXHIBITS

Exhibit A	Form of Consolidation Agreement
Exhibit B	Form of Principal Shareholder Voting and Support Agreement
Exhibit C	Form of Voting and Non-Competition Agreement
Exhibit D	Form of Voting and Non-Solicitation Agreement
Exhibit E	Form of Warrant Cancellation Agreement
Exhibit F	Form of Option Cancellation Agreement

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INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	Section 8.1
Accounting Firm	Section 3.1(d)(i)
Acquisition Proposal	Section 5.4(a)
Affiliate	Section 8.1
After Consultation	Section VIII
Agreement	Preamble
Agreement Date	Preamble
Applicable Legal Requirements	Section VIII
Bancorp	Preamble
Bancorp Board	Preamble
Bancorp SEC Reports	Section 3.2(c)(ii)
Bank Merger	Preamble
Bank Merger Act	Section 3.1(d)(iii)
Bank Regulatory Authorities	Section 3.1(c)(3)
Benefit Plans	Section 3.1(j)(i)
BHC Act	Section 3.1(a)
Book Entry Shares	Section 2.1(b)
BOS	Preamble
BOS Board	Preamble
BOS Common Stock	Section 2.1(d)
BOS Transaction Expenses	Section 7.2(b)
Business Day	Section VIII
Call Report Instructions	Section 3.1(d)(iii)
Call Reports	Section 3.1(d)(iii)
Certificate	Section 2.1(b)
CFC	Section 1.1(a)
CGCL	Section 1.1(a)
Closing	Section 1.3(a)
Closing Date	Section 1.3(a)
Code	Preamble
Confidentiality Agreement	Section 5.2(b)
Consolidation	Preamble
Consolidation Agreement	Preamble
Consolidation Consideration	Section 8.1
Constituent Corporations	Section VIII
Converted Warrant	Section 2.1(f)
CRA	Section 3.1(x)
Customer Information	Section 3.1(q)
DBO	Section 3.1(c)(iii)
Derivative Contract	Section 3.1(r)
Director Support Agreements	Preamble
Dissenters’ Rights Statute	Section 2.1(h)
Dissenting Shareholder	Section 2.1(h)
Dodd-Frank Act	Section 3.1(aa)
DPC shares	Section 3.1(b)(i)
Effective Time	Section 1.2

EGTRRA	Section VIII
Environmental Laws	Section VIII
ERISA	Section 3.1(j)(i)
ERISA Affiliate	Section 8.1
Exchange Act	Section 3.2(b)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
FDIC	Section 3.1(c)(iii)
Federal Reserve	Section 3.1(c)(iii)
Financial Statements	Section 3.1(d)(i)
Former SCVE Employee	Section 5.5(b)
Governmental Entity	Section VIII
GAAP	Section 3.1(d)(i)
Hazardous Material	Section VIII
Indemnified Liabilities	Section 5.7(a)
Indemnified Parties	Section 5.7(a)
Injunction	Section 6.1(c)
Interim Bank	Preamble
IRS	Section 8.1
Knowledge	Section 8.1
Liens	Section 3.1(o)
Loans	Section VIII
material	Section VIII
Material Adverse Effect	Section VIII
NASDAQ	Section VIII
New Plan	Section 5.5(e)
Nonqualified Deferred Compensation Plan	Section 3.1(j)(xv)
OCC	Section 1.2
Option Cancellation Agreements	Section 2.1(g)
Option Consideration	Section 2.1(g)
OREO	Section 3.1(s)(i)
Parties & Party	Preamble
Payment	Section 2.1(h)
Permitted Liens	Section VIII
Per Share Merger Consideration	Section 2.1(b)
Per Share Preferred Stock Merger Consideration	Section 2.1(e)
Per Warrant Consideration	Section 2.1(f)
Person	Section VIII
Phase One	Section 4.1(o)
Principal Shareholders	Section 8.1
Principal Shareholder Support Agreements	Preamble
Privacy Agreement	Section 3.1(q)
Privacy Policy	Section 3.1(q)
Professional Expenses	Section 8.1
Properties	Section 8.1
Proposed Dissenting Shares	Section 2.1(h)
Proxy Statement	Section 5.1(a)
RAP	Section 3.1(d)(i)
Required SCVE Vote	Section 3.1(c)(i)

Requisite Regulatory Approvals	Section 3.1(c)(iii)
SCVE	Preamble
SCVE Benefit Plans	Section 3.1(j)(i)
SCVE Board	Preamble
SCVE Board Recommendation	Section 3.1(c)(i)
SCVE Change in Recommendation	Section 5.1(c)
SCVE Common Stock	Section 3.1(b)(i)
SCVE Contracts	Section 3.1(i)(i)
SCVE Intellectual Property	Section 3.1(q)
SCVE Merger Costs	Section 8.1
SCVE Permits	Section 3.1(e)(i)
SCVE Preferred Stock	Section 3.1(b)(i)
SCVE Stock Option	Section VIII
SCVE Plans	Section 3.1(b)(i)
SCVE Stockholders Meeting	Section 5.1(b)
SCVE Support Agreements	Preamble
SCVE Offer	Section 5.1(d)
SCVE Transaction Expenses	Section 8.1
SCVE Termination Fee	Section 7.2(b)
SCVE Warrants	Section 3.1(b)(i)
SCVE’s Current Premium	Section 5.7(b)
SEC	Section VIII
Securities Act	Section 3.1(b)(iii)
Subsidiary	Section VIII
Superior Proposal	Section VIII
Surviving Bank	Section 1.1
tax return	Section 3.1(h)(xix)
Violation	Section 3.1(c)(ii)
Voting and Non-Solicitation Agreement	Preamble
Voting Debt	Section VIII
Warrant Cancellation Agreement	Section 2.1(f)
Warrant Consideration	Section 2.1(f)

AGREEMENT AND PLAN OF CONSOLIDATION

THIS AGREEMENT AND PLAN OF CONSOLIDATION (the “Agreement”), dated as of July 17, 2014 (“Agreement Date”), is entered into by and between SIERRA BANCORP, a California Corporation ("Bancorp"), BANK OF THE SIERRA, a California corporation and wholly-owned subsidiary of Bancorp (“BOS”), and Santa Clara Valley Bank, N.A., a national banking association (“SCVE”). Bancorp, BOS, and SCVE are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the board of directors of SCVE (the “SCVE Board”) has unanimously adopted resolutions approving this Agreement and recommending to the stockholders of SCVE that they adopt this Agreement;

WHEREAS, the board of directors of each of Bancorp (“Bancorp Board”) and BOS (the “BOS Board”) has unanimously adopted resolutions approving and declaring advisable this Agreement;

WHEREAS, the SCVE Board, the Bancorp Board, and the BOS Board have determined that it is in their respective best interests for Bancorp to form a subsidiary (“Interim Bank”) that will consolidate with SCVE (the “Consolidation”), and thereafter SCVE will merge with and into BOS (the “Bank Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that the Consolidation will be treated as a taxable purchase of all of the outstanding stock of SCVE by Bancorp for U.S. federal income purposes under the Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated hereunder (the “Code”) and other applicable income and franchise tax purposes;

WHEREAS, subject to the terms and conditions of this Agreement, prior to the consummation of the Consolidation, SCVE will, and Bancorp will cause Interim Bank to, enter into an Agreement of Consolidation in the form of Exhibit A hereto (the “Consolidation Agreement”), providing for the consolidation of Interim Bank and SCVE with SCVE being the surviving Bank in the Consolidation;

WHEREAS, immediately following the consummation of the Consolidation, SCVE as the surviving bank in the Consolidation and a wholly-owned subsidiary of Bancorp, will be merged with and into BOS in the Bank Merger through the filing of an agreement of merger or other merger document with the California Secretary of State and the DBO;

WHEREAS, Bancorp, BOS, and SCVE desire to make certain representations, warranties, covenants and agreements in connection with the Consolidation and also to prescribe various conditions to the consummation of the Consolidation, all as expressly hereafter set forth herein;

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, the Principal Shareholders of SCVE have entered into Voting and Support Agreements (the “Principal Shareholder Support Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit B, with Bancorp and BOS; and

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, the directors of SCVE other than the chief executive officer have entered into Voting and Non-Competition Agreements (the “Director Support Agreements”), in the form attached hereto as Exhibit C, and the chief executive officer of SCVE has entered into a Voting and Non-Solicitation Agreement (the “Voting and Non-Solicitation Agreement”) in the form attached hereto as Exhibit D, together with the Principal Shareholder Support Agreements, the “SCVE Support Agreements”;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE CONSOLIDATION

Section 1.1.            Consolidation.

(a)        At the Effective Time, subject to the terms and conditions of this Agreement, Interim Bank and SCVE shall consummate the Consolidation pursuant to 12 USC 215 under the charter of SCVE in accordance with the procedures specified in the National Bank Act. SCVE will be the Surviving Bank in the Consolidation (the “Surviving Bank”), it shall continue to exist as a national banking association with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Consolidation, and the separate corporate existence of Interim Bank shall cease. As soon as possible thereafter, SCVE and BOS shall consummate the Bank Merger in accordance with the procedures specified in the National Bank Act, the California General Corporation Law (“CGCL”) and the California Financial Code (“CFC”) pursuant to CFC Section 4880 et seq. BOS shall thereafter survive the Bank Merger and continue to exist as a California state-chartered bank.

(b)       Subject to the prior written consent of SCVE, which will not be unreasonably withheld, BOS and Bancorp may at any time change the method of effecting the Consolidation; provided, however, that no such change shall (i) alter or change the amount or kind of the Consolidation Consideration provided for in this Agreement, (ii) otherwise materially prejudice the stockholders of SCVE, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 1.2.            Effective Time of the Consolidation. At the Closing, BOS and SCVE shall cause the Consolidation to be consummated by filing a copy of the Consolidation Agreement with the Office of the Comptroller of the Currency (“OCC”). The Consolidation shall become effective upon such filing of the Consolidation Agreement with the OCC and on such date as may be specified therein and in accordance with 12 U.S.C. 215, or (b) such later date and time as SCVE and Interim Bank shall agree and specify in the Consolidation Agreement (the “Effective Time”).

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Section 1.3.            Closing and Deliveries.

(a)        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VI of this Agreement have been satisfied or waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement, shall take place on a date mutually agreeable to the Parties, which shall be the fifth (5th) Business Day immediately following the latest to occur of: (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods) or (ii) the receipt of the Required SCVE Vote, unless extended by mutual agreement of the Parties (“Closing Date”). If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Agreement. The Closing shall be held at the offices of King, Holmes, Paterno & Berliner, LLP located at 1900 Avenue of the Stars, Suite 2500, Los Angeles, CA 90067, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.

(b)       Closing Deliveries.

(i)            At the Closing, SCVE shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate) and deliver to BOS and Bancorp, such documents and certificates as are reasonably necessary or appropriate to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to BOS’ and Bancorp’s obligations to consummate the Consolidation and the other transactions hereunder):

(A)         True, correct and complete copies of the articles of association of SCVE and all amendments thereto, each duly certified by the OCC;

(B)         A certificate issued by the OCC as of a recent date reflecting the existence and good standing of SCVE under the laws of the United States;

(C)         A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of SCVE are insured by the FDIC pursuant to the FDIA;

(D)         A certificate, dated as of the Closing Date, duly executed by the Secretary of SCVE, acting solely in his or her capacity as an officer of SCVE, pursuant to which SCVE shall certify (i) the due adoption by the SCVE Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the stockholders of SCVE authorizing the transactions contemplated by this Agreement; and (iii) that the copy of the bylaws of SCVE attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(E)         The certificate specified in Section 6.2(c) hereof;

(F)         All consents and approvals, including landlord consents, required to be obtained by SCVE from third parties to consummate the transactions contemplated by this Agreement, including those set forth on Disclosure Schedule 3.1(c)(ii); and

(G)         All other documents required to be delivered to BOS or Bancorp by SCVE under the provisions of this Agreement and all other documents, certificates and instruments as are reasonably requested by BOS, Bancorp or its counsel.

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(ii)           At the Closing, BOS and Bancorp, as appropriate, shall execute and acknowledge (where appropriate) and deliver to SCVE, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to SCVE’s obligations to consummate the Consolidation and the other transactions hereunder):

(A)         True, correct and complete copies of the articles of incorporation of BOS, Interim Bank and Bancorp and all amendments thereto, each duly certified by the California Secretary of State;

(B)         A certificate issued by the California Secretary of State as of a recent date reflecting the existence and good standing of Interim Bank, BOS and Bancorp under the laws of the State of California;

(C)         A certificate, dated as of the Closing Date, executed by the Secretary of Bancorp, acting solely in his or her capacity as an officer of Bancorp, pursuant to which Bancorp shall certify the due adoption by the Bancorp Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby;

(D)         A certificate, dated as of the Closing Date, executed by the Secretary of BOS, acting solely in his or her capacity as an officer of BOS, pursuant to which BOS shall certify the due adoption by the BOS Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby;

(E)         The certificate specified in Section 6.3(b) hereof;

(F)         The Consolidation Consideration and the Warrant Consideration to the Exchange Agent as specified in Section 2.2 hereof; and

(G)         All other documents required to be delivered to SCVE by BOS or Bancorp under the provisions of this Agreement and all other documents, certificates and instruments as are reasonably requested by SCVE or its counsel.

Section 1.4.           Effects of the Consolidation. The Consolidation shall have the effects set forth in 12 U.S.C. 215 and the National Bank Act, including any rules or regulations promulgated thereunder. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of SCVE shall vest in the Surviving Bank and all debts, liabilities and duties of SCVE shall become the debts, liabilities and duties of the Surviving Bank.

Section 1.5.            Articles of Incorporation and Bylaws. The articles of incorporation of SCVE in effect immediately prior to the Effective Time shall, at the Effective Time, be the articles of incorporation of the Surviving Bank in the Consolidation. The bylaws of SCVE in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank in the Consolidation.

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Section 1.6.            Directors and Officers.

(a)        Directors. The directors of Interim Bank immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Bank until their successors are duly elected and qualified.

(b)        Officers. The officers of Interim Bank immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Bank until their successors are duly elected or appointed and qualified.

Section 1.7.           Bank Merger. Immediately following the consummation of the Consolidation, or as soon as reasonably practicable thereafter, BOS, Bancorp, and the Surviving Bank shall cause the Surviving Bank to merge with and into BOS, with BOS being the surviving bank in the Bank Merger through the filing of an agreement of merger or other merger document with the California Secretary of State and DBO in accordance with Applicable Legal Requirements.

ARTICLE II
EFFECT OF THE CONSOLIDATION ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1.           Effect on Capital Stock. At the Effective Time, by virtue of the Consolidation and without any action on the part of BOS, Bancorp, Interim Bank, SCVE or the holder of any of the following securities:

(a)        Cancellation of Stock Owned by the Parties. All shares of SCVE Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by SCVE, Bancorp or BOS (other than, for the avoidance of doubt, any DPC shares or shares for which SCVE is the holder of record for the benefit of another Person) shall be cancelled and shall cease to exist and none of the Consolidation Consideration shall be delivered in exchange therefor.

(b)        Conversion of SCVE Common Stock. Each share of SCVE Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a) and shares held by Dissenting Shareholders), whether represented by a certificate (together with certificates representing the SCVE Preferred Stock, each a “Certificate”) or whether non-certificated and represented by book entry (“Book Entry Shares”), shall be converted into the right to receive in cash the Per Share Consolidation Consideration. The “Per Share Consolidation Consideration” shall be equal to the amount of $6.00 per share of SCVE Common Stock outstanding immediately prior the Effective Time (including shares of SCVE Common Stock held by dissenting shareholders). None of such shares of SCVE Common Stock shall remain outstanding and all of such shares automatically shall be cancelled and cease to exist, and each stock certificate previously representing any such shares thereafter shall represent solely the right to receive the Per Share Consolidation Consideration to which such Person is entitled pursuant to this Section 2.1(b) upon the surrender of such stock certificates in accordance with Section 2.2.

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(c)       Conversion of Interim Bank Stock. Each share of common stock of Interim Bank issued and outstanding immediately prior to the Effective Time owned by Bancorp will be converted into and exchanged for one validly issued, fully paid share of Surviving Bank’s common stock. Each stock certificate of Interim Bank evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Bank's common stock.

(d)       BOS Common Stock. Each share of BOS common stock issued and outstanding immediately prior to the Effective Time (“BOS Common Stock”) shall remain an issued and outstanding share of common stock and shall not be affected by the Consolidation.

(e)       Conversion of SCVE Preferred Stock. At the Effective Time, each share of SCVE Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent the right to receive $1,000.00 per share (the “Per Share Preferred Stock Consolidation Consideration”).

(f)        Termination of SCVE Warrants. At the Effective Time, each SCVE Warrant to purchase one share of SCVE Common Stock (a “SCVE Warrant”) where the holder of the SCVE Warrant has entered into a Warrant Cancellation Agreement in substantially the form of Exhibit E attached to this Agreement (a “Warrant Cancellation Agreement”) on or before the Closing, shall automatically be converted (the “Converted Warrant”) into and shall thereafter represent the right to receive in cash the positive difference, if any, between the Per Share Consolidation Consideration and the exercise price of the Converted Warrant (“Per Warrant Consideration”). If the holder of the SCVE Warrant fails to enter into Warrant Cancellation Agreement as provided above, such SCVE Warrant shall, at the Effective Time, become null and void. For purposes of this Agreement, the term “Warrant Consideration” shall mean the product of (i) the Per Warrant Consideration, and (ii) the aggregate number of Converted Warrants.

(g)       Termination of SCVE Options. At or prior to the Closing, each holder of SCVE Stock Options who has entered into an Option Cancellation Agreement in the form of Exhibit F attached to this Agreement (“Option Cancellation Agreement”) providing for the termination of such holders’ SCVE Stock Options in consideration for $100 per holder of SCVE Stock Options (the “Option Consideration”) shall be entitled to and SCVE shall pay the Option Consideration.

(h)       Dissenters’ Rights. Notwithstanding anything to the contrary herein, any shares of SCVE Common Stock or SCVE Preferred Stock that are shares held by a holder of SCVE Common Stock or SCVE Preferred Stock who is entitled to demand and who has properly exercised a demand for appraisal rights within the meaning of 12 U.S.C. 215(b) of the National Bank Act (the “Dissenters’ Rights Statute”), and who shall not have failed to perfect, effectively withdrawn or lost such stockholder’s right to dissent under the Dissenters’ Rights Statute (each, a “Dissenting Shareholder,” and collectively, the “Dissenting Shareholders”), shall be entitled to receive and be paid the value of such shares as determined under 12 U.S.C. 215(c) (the “Payment”) in accordance with the Dissenters’ Rights Statute. After the amount of the Payment has been agreed upon or finally determined pursuant to the Dissenters’ Rights Statute, any Dissenting Shareholder entitled to the Payment pursuant to the Dissenters’ Rights Statute will be entitled to receive such Payment, and the “dissenting shares” will thereupon be cancelled. If any Dissenting Shareholder shall have failed to perfect, effectively withdrawn or lost the right to dissent under the Dissenters’ Rights Statute with respect to any shares of SCVE Common Stock or SCVE Preferred Stock, such shares shall thereupon each be treated as though such shares had been converted into the Per Share Consolidation Consideration or Per Share Preferred Stock Consolidation Consideration. To the extent that a holder of Proposed Dissenting Shares fails to perfect such holder’s dissenters’ rights under the Dissenters’ Rights Statute, such Proposed Dissenting Shares shall be treated as withdrawn dissenting shares under this Agreement. Each holder of dissenting shares who becomes entitled to payment for his or her SCVE Common Stock or Per Share Preferred Stock Consolidation Consideration pursuant to the provisions of the Dissenters’ Rights Statute shall receive payment for such perfected dissenting shares from Bancorp in accordance with the Dissenters’ Rights Statute. SCVE shall give Bancorp (i) prompt notice of any notice or demand for appraisal or payment for shares of SCVE Common Stock received by SCVE and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. SCVE shall not, without the prior written consent of Bancorp, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands. “Proposed Dissenting Shares” means shares of SCVE Common Stock or SCVE Preferred Stock whose holders provide notice of dissent to SCVE at or prior to the SCVE Shareholder Meeting, or who vote against the Consolidation, in each case in accordance with the Dissenters’ Rights Statute.

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Section 2.2.           Delivery of Consolidation Consideration; Exchange of Certificates.

(a)       Delivery of Consolidation Consideration and Warrant Consideration. Not later than one (1) Business Day prior to the Closing Date, Bancorp shall (i) authorize an exchange agent, which person shall be a bank or trust company selected by Bancorp and reasonably acceptable to SCVE (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into at least thirty (30) Business Days prior to the estimated Closing Date on terms also reasonably acceptable to SCVE, to deliver (A) the Consolidation Consideration to holders of the SCVE Common Stock and the SCVE Preferred Stock, and (B) the Warrant Consideration to the holders of the Converted Warrants; and (ii) deliver the Consolidation Consideration and the Warrant Consideration to the Exchange Agent (the “Exchange Fund”).

(b)       Exchange Procedures for SCVE Common Stock and SCVE Preferred Stock. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of SCVE Common Stock and SCVE Preferred Stock whose shares were converted at the Effective Time into the Per Share Consolidation Consideration or Per Share Preferred Stock Consolidation Consideration pursuant to Section 2.1(b) or (e) and to the holders of record of the Converted Warrants whose SCVE Warrants were converted at the Effective Time into the Per Warrant Consideration pursuant to Section 2.1(f): (i) a letter of transmittal (which shall specify that, with respect to Certificates, delivery shall be effected and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates and such letter of transmittal to the Exchange Agent, and which shall be in such form and have such other provisions as Bancorp and SCVE may reasonably specify); (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares, as applicable, in exchange for the Consolidation Consideration into which such SCVE Common Stock or SCVE Preferred Stock has been so converted; and (iii) instructions for use in effecting receipt of the Per Warrant Consideration in accordance with the terms of the Warrant Cancellation Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal or submission of a letter of transmittal in respect of Book Entry Shares, as applicable, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such SCVE Common Stock or SCVE Preferred Stock shall be entitled to receive in exchange therefor the Consolidation Consideration which such holder has the right to receive in respect of the SCVE Common Stock or SCVE Preferred Stock surrendered pursuant to the provisions of this Article II (after taking into account all shares of SCVE Common Stock or SCVE Preferred Stock then held by such holder), and the Certificate and Book Entry Shares so surrendered forthwith shall be cancelled. Upon delivery of the documents as required by the Warrant Cancellation Agreement to the Exchange Agent, the holder of such Converted Warrant shall be entitled to receive, in exchange therefor, the Warrant Consideration which such holder has the right to receive in respect of the Converted Warrants so cancelled. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making and submission to the Exchange Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine in its sole discretion is necessary as indemnity against any claim that may be made against it with respect to the loss, theft or destruction of such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement. In the event of a transfer of ownership of SCVE Common Stock, SCVE Preferred Stock or Converted Warrants which is not registered in the transfer records of SCVE, the Consolidation Consideration may be issued to a transferee of the SCVE Common Stock, or SCVE Preferred Stock and the Warrant Consideration may be issued to a transferee of the Converted Warrant if a duly executed letter of transmittal accompanied, in the case of SCVE Common Stock or SCVE Preferred Stock, or in the case of the Converted Warrant by the relevant documents required by the Warrant Cancellation Agreement representing the Converted Warrant, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

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(c)       Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders or warrant holders of SCVE for one (1) year after the Effective Time shall be delivered to Bancorp, upon demand, and any holders of SCVE Common Stock, SCVE Preferred Stock or Converted Warrants who have not theretofore complied with this Article II shall thereafter look only to Bancorp for payment of their claim for the Consolidation Consideration or Warrant Consideration, as applicable to which they might be entitled.

(d)       No Liability. To the fullest extent permitted by Applicable Legal Requirements, none of BOS, Bancorp, SCVE or the Surviving Bank shall be liable to any former holder of shares of SCVE Common Stock or SCVE Preferred Stock for cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)       Withholding. Each of the Exchange Agent, the Surviving Bank, Bancorp and BOS (each, a “Withholding Agent”)shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of SCVE Common Stock, SCVE Preferred Stock or Converted Warrants, such amounts as it is required to deduct and withhold under applicable law, if any such holder does not provide appropriate certification that such holder is exempt from withholding or are applicable Governmental Entity informs a Withholding Agent that such holder is subject to withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of SCVE Common Stock, SCVE Preferred Stock, or Converted Warrants, as the case may be, in respect of which such deduction and withholding was made.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.          Representations and Warranties of SCVE. Except as set forth in the correspondingly identified subsection of the disclosure schedules delivered by SCVE to BOS and Bancorp concurrently herewith, SCVE represents and warrants to BOS and Bancorp as follows:

(a)       Organization, Standing and Power. SCVE is a national banking association. SCVE has no subsidiaries. SCVE is an association, corporation, trust or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCVE. The copies of the SCVE articles of association and the bylaws of SCVE which have been previously furnished to BOS, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b)       Capital Structure.

(i)            The authorized capital stock of SCVE consists of 20,000,000 shares of common stock, $5.00 par value per share (the “SCVE Common Stock”), and 2,000,000 shares of preferred stock. As of the Agreement Date hereof, (A) 1,930,967 shares of SCVE Common Stock were issued and outstanding (not including shares of SCVE Common Stock granted as restricted stock, but unvested), 7,000 shares of SCVE Common Stock were reserved for issuance upon exercise of outstanding stock options issued under the 1998 Tandem Stock Option Plan and 1,200 shares of SCVE Common Stock had been issued as restricted stock which are not vested under the 2011 Stock Incentive Plan (collectively the “SCVE Plans”), 700,000 shares of SCVE Common Stock were reserved for issuance upon the exercise of warrants to purchase SCVE Common Stock (the “SCVE Warrants”) and (B) 3,045 shares of SCVE Preferred Stock were issued and outstanding consisting of 2,900 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and 145 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (collectively, the “SCVE Preferred Stock”), and no shares of Series C were issued and outstanding. All outstanding shares of SCVE Common Stock and SCVE Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. Except for the SCVE Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of SCVE Common Stock or other equity interests of SCVE. Disclosure Schedule 3.1(b)(i) sets forth a true, correct and complete list of the aggregate number of shares of SCVE Common Stock issuable upon the exercise of each SCVE Stock Option outstanding at the date of this Agreement and issuable upon the exercise of each SCVE Warrant outstanding upon the date of the Agreement, and the holder, exercise price and vesting schedule, as applicable, for each SCVE Stock Option and SCVE Warrant.

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(ii)           Set forth in Disclosure Schedule 3.1(b)(ii) is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that SCVE has issued. Except as set forth in Disclosure Schedule 3.1(b)(ii), no Voting Debt of SCVE is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of SCVE or any of its Subsidiaries were issued in compliance with all Applicable Legal Requirements.

(iii)          Except for (A) this Agreement, (B) the SCVE Stock Options, (C) the SCVE Warrants, (D) the Restricted Stock Award Agreement between SCVE and Cheryl Knight dated June 11, 2014 (the “Restricted Stock Award”) and (E) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which SCVE is a party or by which it is bound obligating SCVE to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of SCVE or obligating SCVE to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of SCVE (A) to repurchase, redeem or otherwise acquire any shares of capital stock of SCVE or (B) pursuant to which SCVE is or could be required to register shares of SCVE Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(iv)          Since December 31, 2013, except as set forth in Disclosure Schedule 3.1(b)(iv), SCVE has not (A) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of SCVE, other than pursuant to and as required by the terms of the SCVE Plans and any employee stock options and other awards issued under the SCVE Plans prior to the date hereof); (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of SCVE (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of SCVE dividends or other distributions on the outstanding shares of capital stock of SCVE.

(v)           Set forth in Disclosure Schedule 3.1(b)(v) is a true, correct and complete list of all equity securities that SCVE owns, controls or holds for its own account, and SCVE does not own more than 4.9% of a class of voting securities of, or otherwise controls, any Person.

(c)       Authority.

(i)            SCVE has all requisite corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Consolidation, to the adoption of the principal terms of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of SCVE Common Stock and SCVE Preferred Stock entitled to vote thereon (the “Required SCVE Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SCVE and the consummation by SCVE of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SCVE subject, in the case of the consummation of the Consolidation, to receipt of the Required SCVE Vote. The SCVE Board has unanimously adopted resolutions as of the date of this Agreement, (x) approving this Agreement, (y) resolving to submit this Agreement to the stockholders of SCVE, and (z) recommending to the stockholders of SCVE that they vote at the SCVE Stockholders Meeting to adopt this Agreement (the “SCVE Board Recommendation”). This Agreement has been duly executed and delivered by SCVE and constitutes a valid and binding obligation of SCVE, enforceable against SCVE in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

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(ii)           The execution and delivery by SCVE of this Agreement does not, and the consummation by SCVE of the transactions contemplated hereby shall not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the articles of association or bylaws of SCVE or (B) except as set forth in Disclosure Schedule 3.1(c)(ii) and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, SCVE Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to SCVE or its properties or assets.

(iii)          No consent, approval, waiver, non objection, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to SCVE in connection with the execution and delivery of this Agreement by SCVE or the consummation by SCVE of the transactions contemplated hereby, except for (A) the filing of appropriate notices with the Board of Governors of the Federal Reserve System under the BHC Act (the “Federal Reserve”) and approval or waiver of the same, (B) the filing of an appropriate application with the Federal Deposit Insurance Corporation (the “FDIC”) and approval, waiver, or non objection of the same under the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), (C) the filing of an appropriate application with the California Department of Business Oversight (the “DBO”) and approval of the same, and (D) the filing of appropriate notices and applications with the OCC (the “Requisite Regulatory Approvals”). For purposes of this Agreement, the term “Bank Regulatory Authorities” means, the Federal Reserve, FDIC, DBO, and OCC.

(d)       Financial Statements; Regulatory Reports; Undisclosed Liabilities; Absence of Change.

(i)            SCVE has previously furnished BOS and Bancorp with copies of (a) the statements of financial condition of SCVE as of December 31, 2013, 2012 and 2011, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2013, 2012 and 2011, in each case accompanied by the audit report of Vavrinek, Trine, Day & Co., LLP (the “Accounting Firm”), independent public accountants with respect to SCVE, (b) the notes related thereto, and (c) the unaudited statements of financial condition of SCVE as of March 31, 2014 and the related unaudited statement of income for the quarter ended March 31, 2014 (collectively, the “Financial Statements”). The books and records of SCVE have been, and are being, maintained in accordance with generally accepted accounting principles (“GAAP”) and/or with regulatory accounting principles (“RAP”), as applicable, and any other applicable legal and accounting requirements, and reflect only actual transactions.

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(ii)           Except as and to the extent reflected, disclosed or reserved against in the Financial Statements (including the notes thereto), SCVE has no liabilities, whether absolute, accrued, contingent or otherwise, material to the consolidated financial condition of SCVE which were required to be so disclosed under GAAP. Since December 31, 2013, SCVE has not incurred any liabilities except in the ordinary course of business, other than as specifically contemplated by this Agreement.

(iii)          SCVE has furnished BOS and Bancorp with true and complete copies of the Reports of Condition and Income of SCVE as of December 31, 2013, 2012 and 2011 and as of March 31, 2014 (the “Call Reports”). The Call Reports fairly present, in all material respects, the financial position of SCVE and the results of its operations as of the date and for the period indicated in that Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”). The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of the business except as expressly specified therein. SCVE has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. To SCVE’s Knowledge, the allowance for loan losses account for SCVE is and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of SCVE.

(iv)          Since December 31, 2010, SCVE has not been required to file any form, report, registration statement or other document with the SEC.

(v)           Since December 31, 2011, SCVE has timely filed all reports, and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), to SCVE’s Knowledge, each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(vi)          Except as disclosed on Disclosure Schedule 3.1(d)(vi), SCVE has since December 31, 2013, conducted its business only in the ordinary course and has not:

(A)        Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased and Federal Home Loan Bank, Federal Reserve Bank and correspondent bank borrowings and current liabilities for trade or business obligations, none of which, individually or in the aggregate, resulted in a Material Adverse Effect;

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(B)         Declared or made any payment of dividends or other distribution to its stockholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(C)         Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

(D)         Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(E)         Mortgaged, pledged or subjected to Lien or restriction any of its property, business or assets, tangible or intangible, except for Permitted Liens;

(F)         Sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

(G)         Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss to property which, individually or in the aggregate, would constitute a Material Adverse Effect;

(H)         Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by SCVE for the benefit of its directors, employees or former employees, except (i) periodic increases consistent with past practices, or (ii) as specifically permitted by this Agreement;

(I)          Made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(J)          Instituted, had instituted against them, settled or agreed to settle any litigation, action or proceeding before any court or Governmental body relating to their property other than routine collection suits instituted by them to collect amounts owed;

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(K)         Suffered any change, event or condition that, individually or in the aggregate, has caused or is likely to result in a Material Adverse Effect or any material adverse change in earnings or costs or relations with its employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), agents, depositors, loan customers, correspondent banks or suppliers;

(L)         Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment which is required to be disclosed in Disclosure Schedule 3.1(i) hereto;

(M)        Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP; or

(N)         Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (A) through (M) above.

(e)       Compliance with Applicable Legal and Reporting Requirements.

(i)            SCVE holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of SCVE , taken as a whole (the “SCVE Permits”), the SCVE Permits are in full force and effect and SCVE is in compliance with the terms of the SCVE Permits.

(ii)           Since December 31, 2010, SCVE and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the privacy and customer information requirements contained in Applicable Legal Requirements). To the Knowledge of SCVE, no investigation by any Governmental Entity with respect to SCVE is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of SCVE.

(f)        Accounting and Internal Controls.

(i)            The records, systems, controls, data and information of SCVE are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SCVE (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following clause.

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(ii)           SCVE has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of their respective financial statements for external purposes in accordance with GAAP. Management of SCVE has disclosed, based on its most recent evaluation prior to the date hereof, to SCVE’s auditors and the audit committee of the SCVE Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect SCVE’s ability to record, process, summarize and report financial data and have identified for SCVE’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in SCVE’s internal controls, and all of such items in (1) and (2) are described in Disclosure Schedule 3.1(f)(ii).

(iii)          Since December 31, 2010, neither SCVE nor, to the Knowledge of SCVE, has any director, officer, employee, auditor, accountant or representative of SCVE has not received or has otherwise had or obtained (other than audit comments received in the ordinary course of business of SCVE) any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SCVE or their internal control over financial reporting, including any complaint, allegation, assertion or claim that SCVE has engaged in questionable accounting or auditing practices.

(g)       Legal Proceedings. Except as set forth in Disclosure Schedule 3.1(g), there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Knowledge of SCVE, threatened, against or, other than routine collection matters instituted by SCVE, affecting SCVE, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against SCVE. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of SCVE, threatened against SCVE that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by SCVE pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(h)       Taxes. Except as set forth in Disclosure Schedule 3.1(h):

(i)            SCVE has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were correct and complete in all material respects. All taxes of SCVE (whether or not shown on any tax return) have been timely paid except for taxes that are either being contested in good faith or adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements. SCVE has no liability for taxes in excess of the amount reserved or provided for in the Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods). There are no liens for taxes (other than taxes not yet due and payable upon or are under good faith contest any of the assets of SCVE and the SCVE Subsidiaries.

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(ii)           No written or, to the Knowledge of SCVE, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against SCVE and has not previously been paid has been received by SCVE.

(iii)          There are no disputes pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon SCVE, nor has SCVE given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(iv)          To the Knowledge of SCVE, no tax return of SCVE is under audit or examination by any Governmental Entity. No written or, to the Knowledge of SCVE, unwritten notice of such an audit or examination by any Governmental Entity has been received by SCVE. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(v)           SCVE has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(vi)          SCVE has: (A) not been a member of group filing a consolidated federal income tax return or a consolidated, combined, or unitary state income tax return except any such income tax return where SCVE has been the common parent; or (B) no liability for any tax under Treasury Regulations Section 1.1502-6 or any similar provision of any other tax law (except for taxes of the affiliated group of which SCVE is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law), as a transferee or successor, by contract or otherwise.

(vii)         SCVE has not been a party to any “listed transaction” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section § 1.6011-4(b)(2). To the Knowledge of SCVE, SCVE has properly reported all “reportable transactions” as defined in Code § 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) on its United States federal income tax returns.

(viii)        SCVE has withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.

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(ix)          SCVE has made available to Bancorp, all federal, state, local, and foreign income tax returns (including any such tax returns where the tax is calculated based on net or gross income) filed with respect to SCVE for taxable periods ended on or after December 31, 2008, and Disclosure Schedule 3.1(h)(ix) indicates such tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. True and complete copies of the federal and state income tax returns of SCVE, as filed with the IRS or the applicable state tax authority for all taxable years ending after December 31, 2008 have been delivered or otherwise made available to BOS. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes that is currently in effect.

(x)           Except as disclosed in Disclosure Schedule 3.1(h)(x), SCVE is not a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement principally related to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(xi)          SCVE is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or before the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (D) installment sale or open transaction disposition made on or before the Closing Date; or (E) prepaid amount received on or before the Closing Date, or (F) election under Section 108(i) of the Code.

(xii)         SCVE has not been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(xiii)        To the Knowledge of SCVE, no claim has been made in writing within the last three (3) years by an authority in a jurisdiction where SCVE does not file tax returns that SCVE may be subject to taxation by that jurisdiction.

(xiv)        To the Knowledge of SCVE, Disclosure Schedule 3.1(h)(xiv) lists and contains an accurate and complete description as to any United States federal and state net operating and capital loss carryforwards for SCVE (including any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations), if any, as of December 31, 2013, and the expiration dates thereof; and to the Knowledge of SCVE such entries are true, accurate and correct as of such date and have been prepared by SCVE in accordance with GAAP applied on a consistent basis.

(xv)         Since December 31, 2010, the IRS has not challenged the interest deduction on any of SCVE’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(xvi)        SCVE is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code § 162(m) (or any similar or corresponding provision of state tax law).

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(xvii)       SCVE has disclosed on its federal income tax returns and state income tax returns all positions taken therein that would give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision under state tax law.

(xviii)      For purposes of this Section 3.1(h) and Section 4.1(k): (A) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and (B) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

The representations and warranties in this Section 3.1(h) and those representations and warranties that otherwise specifically reference sections of the Code or Treasury Regulations thereunder are the sole and exclusive representations and warranties of SCVE concerning tax matters. Notwithstanding anything in this Agreement to the contrary, SCVE nor any of its Affiliates makes any representation or warranty with respect to the adequacy or availability of any net operating losses or net operating loss carryovers for applicable income tax purposes.

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(i)          Certain Agreements.

(i)          Disclosure Schedule 3.1(i) sets forth an accurate and complete description of the following leases, subleases, licenses, contracts and agreements to which SCVE is a party or by which any of them is bound: (a) any agreement that obligates or may obligate SCVE in the aggregate for an amount in excess of $50,000 in any calendar year (as determined on an annualized basis with respect to multi-year contracts) or related contracts of a similar nature that in the aggregate obligate or may obligate SCVE for an amount in excess of $50,000 in any calendar year (as determined on an annualized basis with respect to multi-year contracts); (b) any non-competition agreement or any other agreement or obligation which limits in any material respect (i) the ability of SCVE to manage or operate any business or solicit any current, former or potential customers, borrowers or lessees that shall, in either case, be binding on BOS or its affiliates (including SCVE) after Closing, or (ii) the manner in which, or the localities in which, any portion of the business of any of them or, following consummation of the transactions contemplated by this Agreement, BOS’ or its affiliates’ (including SCVE’s) businesses, is or would be conducted; (c) any agreement providing for the indemnification by SCVE of any Person, other than customary agreements relating to the indemnification of directors, officers and employees of SCVE or indemnification pursuant to routine agreements entered into in the ordinary course (such as office equipment leases and the like); (d) any joint venture, strategic alliance or partnership agreement or other similar agreement; (e) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of SCVE to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (other than in connection with securitization or financing transactions or contracts entered into in the ordinary course of business that require that the particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract); (f) any contract or agreement providing for any payments that are conditioned, in whole or in part, on, or requiring the consent, notice or approval of or to any Person upon, a change of control of SCVE; (g) any employment agreement, change in control agreement, or any agreement or arrangement that contains any material severance pay or post-employment liabilities to any current or former employee of SCVE; (h) any agreement regarding any agent bank or other similar relationships with respect to lines of business; (i) any agreement that contains a “most favored nation” clause, which clause provides for the automatic adjustment of terms and/or conditions of an agreement, including but not limited to, pricing and rates, in order to provide parties with equal agreement rights, advantages or protections as those of subsequent agreements; (j) any lease for real property or a material amount of personal property; (k) any contract or agreement with an affiliate of SCVE; (l) any agreement which would be terminable other than by SCVE or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the consummation of the transactions contemplated by this Agreement; and (m) any contract or other agreement not made in the ordinary course of business which is material to SCVE taken as a whole (the agreements, contracts and obligations of the type described in clauses (a) through (m) being referred to herein as the “SCVE Contracts”). SCVE has made available to BOS true and correct copies of all SCVE Contracts. For the purposes of this Agreement, the SCVE Contracts shall be deemed not to include loans made by, repurchase agreements made by, bankers acceptances of or deposits by SCVE, in each case in the ordinary course of business consistent with past practices, but shall include unfunded loan commitments and letters of credit issued by SCVE. Except as set forth in Disclosure Schedule 3.1(i)(i), there are no provisions in any SCVE Contract relating to the incurring of indebtedness for borrowed money (other than Federal Home Loan Bank indebtedness, repurchase agreements, deposits (brokered or otherwise) entered into in the ordinary course of business) by SCVE (including sale and leaseback transactions and including capitalized lease transactions and other similar financing transactions), including any such SCVE Contract which contains provisions which restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted or any securitization agreements to which SCVE is a party, that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued principal) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

(ii)         All of the SCVE Contracts are legal, valid and binding obligations of SCVE and, to the Knowledge of SCVE, each other party thereto, enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity) and are in full force and effect. Except as described in Disclosure Schedule 3.1(i)(ii), all rent and other payments by SCVE under the SCVE Contracts are current, there are no existing violations or defaults by SCVE and, to SCVE’s Knowledge, there are no violations or defaults on the part of any other party to the SCVE Contracts and no termination, condition or other event has occurred which (with or without notice, lapse of time and/or the happening or occurrence of any other event) would constitute a default or material breach under the SCVE Contracts, other than defaults or material breaches that have been cured in the ordinary course of business.

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(j)          Benefit Plans.

(i)          Disclosure Schedule 3.1(j)(i) sets forth a true and complete list of all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA and all stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of SCVE, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by SCVE or under which SCVE has any present or future liability (the “SCVE Benefit Plans”), SCVE has provided or made available to BOS a true, correct and complete copy of (A) such SCVE Benefit Plan and all related amendments thereto, (B) each trust agreement, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such SCVE Benefit Plan and all related amendments thereto, (C) the most recent summary plan description for each SCVE Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant summaries, (D) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (E) any contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any SCVE Benefit Plan, and (F) the most recent determination letter (or equivalent) issued by the IRS with respect to any SCVE Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any SCVE Benefit Plan.

(ii)         Each SCVE Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including EGTRRA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including EGTRRA, on which SCVE is entitled to reliance equivalent to a determination letter, and, in either case, SCVE has no obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and SCVE is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter except as disclosed on Disclosure Schedule 3.1(j)(ii). To the Knowledge of SCVE, each SCVE Benefit Plan has been operated in compliance, in all material respects, with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, except as disclosed on Disclosure Schedule 3.1(j)(ii), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each SCVE Benefit Plan have been timely and completely filed or distributed.

(iii)        No SCVE Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA) and SCVE has not at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA. No SCVE Benefit Plan is subject to the funding standards of Code Section 412 or 436 of the Code or Section 302 of ERISA.

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(iv)        All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each SCVE Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(v)         All obligations required to be performed by SCVE under any SCVE Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any SCVE Benefit Plan. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the SCVE Benefit Plans that would directly or indirectly subject BOS or SCVE to any taxes, penalties or other liabilities, including any liability arising through indemnification.

(vi)        Except as disclosed in Disclosure Schedule 3.1(j)(vi), no SCVE Benefit Plan is invested in or provides the opportunity for the purchase of any employer security or employer real property (within the meaning of Section 407(d) of ERISA), other than the SCVE Plans.

(vii)       With respect to the SCVE Plans, SCVE has provided BOS a true, correct and complete copy of each form of award agreement, including amendments, under which the grant, sale or issuance of SCVE Common Stock, or the payment of cash based on the value of SCVE Common Stock have been granted, and a schedule showing the name of each grantee, the date of grant and all other material terms of each grant. No stock option or other right to acquire SCVE Common Stock or other equity of SCVE, or the payment of cash based on the value of SCVE Common Stock (A) has an exercise price that was less than the fair market value of the underlying equity as of the date such stock option or right was granted, as determined by SCVE in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and Section 1.409A-1(b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of SCVE that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(viii)      There are no pending claims, lawsuits or actions relating to any SCVE Benefit Plan (other than ordinary course claims for benefits) and, to the Knowledge of SCVE none are threatened. Except as disclosed on Disclosure Schedule 3.1(j)(viii), neither the Consolidation, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Consolidation, shall accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of SCVE.

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(ix)         Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or comparable State law, to the Knowledge of SCVE, SCVE has no liability to provide post-retirement health or life benefits to any employee or former employee. To the Knowledge of SCVE, no written or oral representations have been made to any employee or former employee of SCVE promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependents, or any beneficiaries for any period of time beyond the end of the current plan year or beyond termination of employment, except as required by law and at no expense to SCVE.

(x)          Except as set forth in Disclosure Schedule 3.1(j)(x), no SCVE Benefit Plan, SCVE Stock Plan or other contract or arrangement exists that could result in the payment to any present or former employee or director of SCVE of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of SCVE or any Subsidiary of SCVE as a result of the transactions contemplated by this Agreement. Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will BOS be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(xi)         Except as set forth in Disclosure Schedule 3.1(j)(xi), there are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against SCVE, any SCVE Benefit Plan, or any other Person, including without limitation, any SCVE Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any SCVE Benefit Plan.

(xii)        Each SCVE Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. No failure has occurred that would subject BOS or any of its Subsidiaries to tax under Code § 4980B or 4980D. Each such plan is in compliance, in all material respects, with, and the operation of each such plan will not result in the incurrence of any material penalty to SCVE or the Surviving Bank under, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(xiii)       Except as described in Disclosure Schedule 3.1(j)(xiii), SCVE is insured by one or more insurance company(ies) for all health, dental, vision, life disability or similar claims relating to any SCVE Benefit Plan and SCVE does not self-insure against such claims.

(xiv)      SCVE may, at any time, amend or terminate any SCVE Benefit Plan that it sponsors or maintains and may withdraw from any SCVE Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

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(xv)       Each SCVE Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such SCVE Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither SCVE nor any Subsidiary is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(k)          Agreements with Regulators. Except as set forth in Disclosure Schedule 3.1(k), SCVE is not a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has SCVE been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. SCVE is in compliance with all of the foregoing so listed in Disclosure Schedule 3.1(k). To the Knowledge of SCVE, there are no formal or informal investigations, relating to any regulatory matters pending before any Governmental Entity with respect to SCVE. Neither of SCVE nor any of its executive officers or, to the Knowledge of SCVE, any of its directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the Knowledge of SCVE, threatened.

(l)          Dissenting Shareholders. To the Knowledge of SCVE, no Principal Shareholder, director or executive officer of SCVE who is a holder of SCVE Common Stock or SCVE Preferred Stock plans or intends to exercise appraisal or dissenter rights in the manner provided by the Dissenters’ Rights Statute.

(m)          Takeover Statutes. To the Knowledge of SCVE, there are no anti-takeover, control share, fair price, business combination, moratorium or other similar statutes, charters provisions or bylaws applicable to this Agreement, the Consolidation, the Bank Merger or the other transactions contemplated hereby, except as to those provisions of applicable law arising in connection with the acquiring control of a bank including, without limitation, the Bank Holding Company Act of 1956, as amended, the change in Bank Control Act, Section 1250 et. seq. of the California Financial Code and the National Bank Act, including the implementing regulations thereto.

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(n)          Vote Required. The Required SCVE Vote is the only vote of the holders of any class or series of SCVE capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Consolidation).

(o)          Properties. SCVE (i) has good and marketable title to all the properties and assets reflected in the latest balance sheet included in the Financial Statements as being owned by SCVE or acquired after the date thereof which are material to SCVE’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever (“Liens”), except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest balance sheet included in the Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to SCVE’s Knowledge, the lessor.

(p)          Condition of Assets. Except as set forth on Disclosure Schedule 3.1(p), all tangible assets, including furniture, fixtures and equipment, used by SCVE are in good operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. SCVE owns or leases all of the assets and leases all Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of SCVE is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost. Except as set forth on Disclosure Schedule 3.1(p), SCVE does not own any Properties (other than OREO).

(q)          Intellectual Property. SCVE owns or has a valid license to use all patents, inventions, trade secrets, domains, copyrights, trademarks, service marks and trade names (including any rights, registrations or applications for registration of any of the foregoing) (collectively, the “SCVE Intellectual Property”) necessary to carry on their business substantially as currently conducted. Each item of SCVE Intellectual Property that is material to SCVE is set forth on Disclosure Schedule 3.1(q). SCVE has not received any notice of infringement of or conflict with and, to SCVE’s Knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any SCVE Intellectual Property which would materially impact SCVE. SCVE has a privacy policy (a “Privacy Policy”) regarding the collection and use of personally-identifiable information (“Customer Information”) or does not collect Customer Information and have written agreements with each third party with which it shares any Customer Information requiring that such information be kept confidential and used only as permitted by SCVE or the customer (“Privacy Agreement”), copies of which have been provided or have been made available to BOS. To the Knowledge of SCVE, SCVE has not collected any Customer Information in an unlawful manner or is in violation of its Privacy Policy; nor has any of them used any of the Customer Information in an unlawful manner or in a manner that in any way violates its Privacy Policy, a Privacy Agreement or the privacy rights of its customers or third parties. SCVE has each posted its Privacy Policy in a clear and conspicuous location on its web site (if any) and regularly distributes copies to its customers. SCVE has adequate security measures in place to protect the Customer Information it receives from illegal or unauthorized use by its personnel or third parties or use by its personnel or third parties in a manner violative of the rights of privacy of its customers.

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(r)          Derivatives. Set forth on Disclosure Schedule 3.1(r) is a list of all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), entered into for SCVE’s own account, and each such Derivative Contract was entered into (i) in accordance with all Applicable Legal Requirements and (ii) with counterparties which SCVE believes to be financially responsible. Each Derivative Contract of SCVE constitutes the valid and legally binding obligation of SCVE, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. SCVE, is not in breach of any of its obligations under any Derivative Contract of SCVE. The financial position of SCVE on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of SCVE in accordance with GAAP applied on a consistent basis.

(s)          Loan Portfolio.

(i)          Except as set forth on Disclosure Schedule 3.1(s)(i), SCVE is not a party to any written or oral (A) Loans under the terms of which the obligor was, as of June 30 2014, 90 days or more delinquent in payment of principal or interest or, to the Knowledge of SCVE, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of SCVE, or to the Knowledge of SCVE, any affiliate of any of the foregoing. Set forth in Disclosure Schedule 3.1(s)(i) is a true, correct and complete list of (A) all of the Loans of SCVE that, as of June 30 2014, were classified by SCVE as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of SCVE that, as of June 30 2014, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (C) each asset of SCVE that, as of June 30, 2014, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by SCVE or by any Governmental Entity. SCVE shall provide to BOS, on a monthly basis, (1) a schedule of Loans of SCVE that become classified in the manner described in the previous sentence, or any Loan of SCVE the classification of which is changed to a lower classification or to OREO, and (2) a schedule of Loans of SCVE in which the obligor is delinquent in payment by 30 days or more, in each case after the date of this Agreement.

(ii)         Each Loan of SCVE (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of SCVE as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

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(iii)        Each outstanding Loan of SCVE (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of SCVE except for documented exceptions (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(iv)        Except as set forth in Disclosure Schedule 3.1(s)(iv), none of the agreements pursuant to which SCVE has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)         There are no outstanding Loans made by SCVE to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of SCVE, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(t)          Insurance. Set forth in Disclosure Schedule 3.1(t) is a true, correct and complete list of all insurance policies maintained by SCVE. All such insurance policies and bonds are in full force and effect and, to the Knowledge of SCVE, SCVE is not in default under any such policy or bond. Except as set forth in Disclosure Schedule 3.1(t), as of the date hereof, there are no claims in excess of $50,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(u)          Transactions with Affiliates. Except as set forth in Disclosure Schedule 3.1(u), there are no agreements, contracts, plans, arrangements or other transactions between SCVE, on the one hand, and any (i) officer or director of SCVE, (ii) record or beneficial owner of 5% or more of the voting securities of SCVE, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of SCVE, on the other hand, except those of a type available to employees of SCVE generally. Except as set forth in Disclosure Schedule 3.1(u), there are no “covered transactions,” including any Loans engaged in by SCVE, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

(v)         Absence of Certain Business Practices. Neither SCVE nor any of its executive officers, nor to the Knowledge of SCVE, any of its employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of SCVE (or assist SCVE in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to SCVE.

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(w)          Environmental Compliance. Except as set forth on Disclosure Schedule 3.1(w):

(i)          To the Knowledge of SCVE, SCVE and its respective Properties are in material compliance with all Environmental Laws. SCVE has no Knowledge, nor has it received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of SCVE with all Environmental Laws.

(ii)         SCVE has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(iii)        To the Knowledge of SCVE, no Hazardous Materials exist on, about or within any of the Properties, nor to SCVE’s Knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that SCVE makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(iv)        There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to SCVE’s Knowledge threatened against SCVE relating in any way to any Environmental Law. SCVE has no liability for remedial action under any Environmental Law. SCVE has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has SCVE received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(x)          Community Reinvestment Act. Except as set forth on Disclosure Schedule 3.1(x), SCVE is in material compliance with the Community Reinvestment Act (the “CRA”) and all regulations promulgated thereunder, and SCVE has supplied BOS with copies of its current CRA Statement, all letters and written comments received by SCVE since December 31, 2011 pertaining thereto and any responses by SCVE to such comments. SCVE has a rating of at least “satisfactory” as of its most recent CRA compliance examination and to SCVE’s Knowledge, there is no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of SCVE under the CRA.

(y)          Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Except as set forth on Disclosure Schedule 3.1(y), to the Knowledge of SCVE, SCVE is in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Equal Credit Opportunity Act and all regulations promulgated thereunder. Since December 31, 2011, SCVE has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and SCVE has no notice of, or Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to SCVE’s compliance with such acts.

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(z)          Usury Laws and Other Consumer Compliance Laws. To the Knowledge of SCVE, except as set forth on Disclosure Schedule 3.1(z), outstanding loans of SCVE have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the California usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the laws of the State of California. Each loan on the books of SCVE was made in the ordinary course of business.

(aa)         Unfair, Deceptive or Abusive Acts or Practices. To the Knowledge of SCVE, SCVE has not engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau, as such terms are used in Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), to the extent such rules apply to SCVE. There are no allegations, claims or disputes to which SCVE is a party that allege, or to the knowledge of SCVE, no person has threatened or threatens to allege, that SCVE has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau.

(bb)         Consumer Complaints. SCVE has made available to BOS copies of all unresolved consumer complaints as of March 31, 2014 and any complaints received thereafter, as well as any reports to the senior management, the board of directors or audit committee of SCVE of plans for remediation of such complaints, trends in its compliant data and analysis of such complaints.

(cc)         Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. SCVE is in substantial compliance with the Bank Secrecy Act of 1979, as amended, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, codified at Title III of the U.S.A. Patriot Act of 2001 otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and SCVE has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, SCVE has timely and properly filed, in all material respects, and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

(dd)         Books and Records. The minute books, stock certificate books and stock transfer ledgers of SCVE have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of SCVE that properly should have been set forth therein and that have not been accurately so set forth.

(ee)         Employee Relationships. SCVE has complied in all material respects with all applicable material laws relating to its relationships with its employees, and SCVE believes that the relationships between SCVE and its employees are good. To the Knowledge of SCVE, no senior executive officer or manager of any material operations of SCVE or any group of employees of SCVE has or have any present plans as of the Agreement Date to terminate their employment with SCVE.

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(ff)         Brokers or Finders. SCVE has not employed any agent, broker, investment banker, financial advisor or other firm or Person that is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except MJ Capital Partners LLC, and, if the Consolidation is not consummated, SCVE agrees to indemnify BOS and Bancorp and to hold BOS and Bancorp harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by SCVE or its affiliates.

(gg)         Transaction Expenses. Disclosure Schedule 3.1(gg) sets forth, to SCVE’s Knowledge, a true, accurate and complete list of all reasonably anticipated SCVE Transaction Expenses.

(hh)         Opinion of Financial Advisor of SCVE. SCVE has received the oral opinion of its financial advisor, MJ Capital Partners LLC, subsequently confirmed in writing on the date hereof to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of SCVE.

(ii)         Completion of Transaction. To SCVE’s Knowledge, there is no fact or circumstance relating to or affecting SCVE that it reasonably believes would prevent SCVE from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or thereby or that would, without the incurrence of undue expense or time, prevent SCVE from obtaining the Requisite Regulatory Approvals from any Governmental Entity.

Section 3.2.          Representations and Warranties of BOS and Bancorp. Except as set forth in the correspondingly identified subsection of the disclosure schedules delivered by BOS and Bancorp to SCVE concurrently herewith, BOS and Bancorp, jointly and severally, represent and warrant to SCVE as follows:

(a)          Organization, Standing and Power. Bancorp is a bank holding company registered under the BHC Act. BOS is a California state banking corporation. BOS and Bancorp are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted, and each is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BOS or Bancorp. Following its formation, Interim Bank will be a corporation duly organized and validly existing and in good standing under the laws of the State of California.

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(b)          Authority.

(i)          BOS and Bancorp have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BOS and Bancorp and the consummation by BOS and Bancorp of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BOS and Bancorp. The BOS Board and Bancorp Board have each adopted resolutions, dated as of the date of this Agreement, approving and declaring advisable and in the best interests of their stockholders, this Agreement and the Consolidation. This Agreement has been duly executed on behalf of BOS and Bancorp and constitutes a valid and binding obligation of BOS and Bancorp, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

(ii)         The execution and delivery by BOS and Bancorp of this Agreement does not, and the consummation by BOS and Bancorp of the transactions contemplated hereby shall not, (A) result in any Violation pursuant to any provision of the articles of incorporation or the bylaws of BOS or the articles of incorporation or bylaws of Bancorp, or (B) except as set forth in Disclosure Schedule 3.2(b)(ii) and subject to obtaining or making the consents, approval, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iv) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirement applicable to Bancorp, BOS or any Subsidiary of BOS or their respective properties or assets.

(iii)        Immediately prior to the Effective Time, Interim Bank will have full corporate power and authority to execute and deliver the Consolidation Agreement and, subject to receipt of the Requisite Regulatory Approvals to consummate the transactions contemplated thereby. Immediately prior to the Effective Time, the execution and delivery of the Consolidation Agreement and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim Bank and by Bancorp as the sole stockholder of Interim Bank. Immediately prior to the Effective Time, all corporate proceedings on the part of Interim Bank necessary to approve the Consolidation Agreement and to consummate the transactions contemplated thereby will have been taken. The Consolidation Agreement, upon execution and delivery by Interim Bank, will be duly and validly executed and delivered by Interim Bank and will (assuming due authorization, execution and delivery by SCVE) constitute a valid and binding obligation of Interim Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

(iv)        No consent, approval, order, waiver, non-disapproval, or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Bancorp, BOS or any Subsidiary of BOS in connection with the execution and delivery of this Agreement by BOS and Bancorp or the consummation by BOS and Bancorp of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BOS or Bancorp, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of such reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, and (C) the filing of the Consolidation Agreement and the Bank Merger Agreement with the OCC, the DBO and/or the Secretary of State of the State of California, as the case may be.

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(c)          Financial Reports.

(i)          Reports and Assessments. Bancorp and each of its Subsidiaries have filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2011 with the SEC or Bank Regulatory Authorities, and all other reports required to be filed (or furnished, as applicable) by them since December 31, 2011, including any report required to be filed (or furnished, as applicable) pursuant to Applicable Legal Requirements and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to Bancorp , taken as a whole. Except as provided in Disclosure Schedule 3.2(c)(i), any such report regarding Bancorp filed with or otherwise submitted to the SEC or Bank Regulatory Authorities, as of the date of its filing or submission, as applicable, complied in all material respects with the applicable statutes, rules, regulations, and orders enforced or promulgated by the Governmental Entity with which they were filed or with all relevant legal requirements, including as to content.

(ii)         No report filed by Bancorp with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act since December 31, 2011 and prior to the date of this Agreement (the “Bancorp SEC Reports”) at the time filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Bancorp SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Bancorp has failed in any respect to make the certifications required of him or her under Sections 302 and 906 of the Sarbanes-Oxley Act.

(d)          Financial Statements. The consolidated financial statements of Bancorp included (or incorporated by reference) in the Bancorp SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Bancorp for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(e)          Brokers or Finders. BOS and Bancorp has not employed any agent, broker, investment banker, financial advisor or other firm or Person that is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Keefe, Bruyette & Woods, and, if the Consolidation is not consummated, BOS and Bancorp, jointly and severally, agree to indemnify SCVE and to hold SCVE harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by BOS and Bancorp or its affiliates.

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(f)          Legal Proceedings. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of BOS or Bancorp, threatened against BOS or Bancorp that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by BOS or Bancorp pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(g)          Agreements with Regulators. Except as set forth in Disclosure Schedule 3.2(g), neither BOS nor any Subsidiary of BOS is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Bancorp or BOS been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Bancorp, BOS and their Subsidiaries are in compliance with all of the foregoing so listed in Disclosure Schedule 3.2(g). There are no formal or informal investigations, known to Bancorp or BOS, relating to any regulatory matters pending before any Governmental Entity with respect to Bancorp or BOS or any of their Subsidiaries, that could reasonably be expected to prevent or delay the completion of this Agreement. Neither of Bancorp or BOS nor any of their executive officers or, to the Knowledge of Bancorp or BOS, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the Knowledge of Bancorp or BOS, threatened.

(h)          Financing. As of the Agreement Date and the date immediately preceding the Closing Date, Bancorp will have sufficient liquid assets available to deposit sufficient cash with the Exchange Agent to allow payment of the Consolidation Consideration and the Warrant Consideration.

(i)          Community Reinvestment Act. Except as set forth on Disclosure Schedule 3.2(i), BOS, Bancorp and their respective Subsidiaries are in material compliance with the CRA and all regulations promulgated thereunder, and a rating of at least “satisfactory” as of its most recent CRA compliance examination and to BOS’ and Bancorp’s Knowledge, there is no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of BOS, Bancorp or any of their Subsidiaries under the CRA.

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(j)          Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Except as set forth on Disclosure Schedule 3.2(j), to the Knowledge of BOS and Bancorp, BOS, Bancorp and their Subsidiaries are in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Equal Credit Opportunity Act and all regulations promulgated thereunder. Since December 31, 2011, BOS, Bancorp and their Subsidiaries have not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and BOS, Bancorp and their Subsidiaries have no notice of, or Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to BOS and Bancorp compliance with such acts, in each case that could reasonably be expected to delay or prevent the receipt of any Requisite Regulatory Approvals from any Governmental Entity or of the transaction contemplated by this Agreement.

(k)          Unfair, Deceptive or Abusive Acts or Practices. Except as set forth in Disclosure Schedule 3.2(k), to the Knowledge of BOS and Bancorp, neither BOS, Bancorp, nor any of their Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau, as such terms are used in Section 1031 of the Dodd-Frank Act, to the extent such rules apply to BOS, Bancorp or any of their Subsidiaries. There are no allegations, claims or disputes to which BOS, Bancorp or any of their Subsidiaries is a party that allege, or to the Knowledge of BOS and Bancorp, no person has threatened or threatens to allege, that BOS, Bancorp or any of their Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau.

(l)          Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. BOS, Bancorp and each of their Subsidiaries is in substantial compliance with the Bank Secrecy Act of 1979, as amended, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, codified at Title III of the U.S.A. Patriot Act of 2001 otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and BOS has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, BOS has timely and properly filed, in all material respects, and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

(m)          Completion of Transaction. To BOS and Bancorp’s Knowledge, there is no fact or circumstance relating to or affecting BOS, Bancorp or any of their Subsidiaries that they reasonably believe would prevent BOS and Bancorp from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or thereby or that would, without the incurrence of undue expense or time, prevent BOS or Bancorp from obtaining all necessary regulatory approvals including the Requisite Regulatory Approvals from any Governmental Entity or of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1.          Covenants of SCVE. During the period from the date of this Agreement and continuing until the Effective Time, SCVE agrees as to itself that, except as expressly permitted by this Agreement or to the extent that BOS and Bancorp shall otherwise consent in writing which consents shall not be unreasonably withheld, conditioned or delayed:

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(a)          Ordinary Course. SCVE shall carry on its businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. SCVE shall not (i) enter into any new material line of business, (ii) change its lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to SCVE, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)          Dividends; Changes in Stock. SCVE shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, including the SCVE Preferred Stock, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in Disclosure Schedule 4.1(b)).

(c)          Issuance of Securities. SCVE shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing.

(d)          Governing Documents. SCVE shall not amend or propose to amend its articles of association, articles of incorporation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.1(e) or 4.1(f), enter into a plan of consolidation, merger or reorganization with any Person.

(e)          No Acquisitions. SCVE shall not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in any assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

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(f)          No Dispositions. Other than sales of OREO and nonperforming assets in the ordinary course of business consistent with past practice and other than sales of OREO and non-performing assets at a price that equals or exceeds the book value of such assets (net of allocated reserves), and sales of performing loans and investment securities in the ordinary course of business consistent with past practice, SCVE shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including indebtedness of others held by SCVE ) which are material, individually or in the aggregate, to SCVE.

(g)          Indebtedness. SCVE shall not (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of SCVE or guarantee any long-term debt securities of others, other than in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank Discount Window) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h)          Loans. SCVE shall not (other than short term (90 days or less) extensions of loans that are performing and are rated “pass” or better by SCVE) make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $300,000 to one borrower or related group of borrowers, without submitting a complete loan write-up to the chief credit officer of BOS for review with a right of comment at least two (2) Business Days prior to taking such action.

(i)          Other Actions. SCVE shall not intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Consolidation set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(d).

(j)          Accounting Methods. SCVE shall not make any material change its methods of accounting in effect at March 31, 2014, except as required by changes in generally accepted accounting principles as concurred in by SCVE’s independent auditors or required by any Governmental Entity.

(k)          Tax Matters. SCVE shall not make or rescind any tax election, make any amendments to tax returns previously filed, or settle or compromise any tax liability or refund, without the prior written consent of BOS, which consent shall not unreasonably withheld, conditioned or delayed.

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(l)          Compensation and Benefit Plans. SCVE shall not (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any SCVE Benefit Plan, or any agreement, arrangement, plan or policy between SCVE and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, provided that, SCVE, with BOS’ prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, may offer retention bonuses to certain employees of SCVE in such amounts and to such employees as provided in the New Plan, provided further that, any retention bonuses payable under the New Plan shall not be paid to the employees until satisfactory completion of such employees’ duties under the retention bonus arrangements, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the SCVE Plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(m)          Investment Portfolio; Interest Rate Risk; Other Risk. SCVE shall not materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by SCVE in the ordinary course of business consistent with past practice.

(n)          No Liquidation. SCVE shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(o)          Other Agreements. SCVE shall not agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(p)          Environmental Assessment. SCVE shall deliver to BOS and Bancorp as promptly as practical after the Agreement Date, an environmental assessment commonly referred to as a “Phase One” report on the 901 East Main Street, Santa Paula property owned by SCVE, prepared by an environmental engineer reasonably acceptable to BOS and Bancorp.

Section 4.2.          Advice of Changes; Government Filings.

(a)          SCVE shall confer on a regular and frequent basis with BOS and Bancorp, report on its operational matters and promptly advise BOS and Bancorp orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SCVE or the Surviving Bank.

(b)          SCVE shall file all Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to BOS copies of all such reports promptly after the same are filed.

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Section 4.3.          No Control of Other Party’s Business. Nothing contained in this Agreement shall give BOS or Bancorp, directly or indirectly, the right to control or direct the operations of SCVE or shall give SCVE, directly or indirectly, the right to control or direct the operations of BOS or Bancorp prior to the Effective Time. Prior to the Effective Time, each of SCVE, BOS and Bancorp shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its ’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.          Preparation of Proxy Statement; Stockholder Meeting.

(a)          As promptly as reasonably practicable following the date hereof, SCVE shall prepare a proxy statement relating to the matters to be submitted to the SCVE stockholders at the SCVE Stockholders Meeting and the solicitation of the Required SCVE Vote (such proxy statement, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement”). Each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with the preparation of the Proxy Statement. If at any time prior to the Effective Time any information relating to any of the Parties, or their respective affiliates, officers or directors, should be discovered by a Party which should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly disseminated to the stockholders of SCVE. Bancorp shall cooperate and assist SCVE in preparing the Proxy Statement, including furnishing to SCVE all information concerning BOS and Bancorp that SCVE may reasonably request in connection with preparation of such Proxy Statement. None of the information supplied or to be supplied by SCVE, BOS or Bancorp or any of their respective directors, officers, employees or agents for inclusion or in the Proxy Statement shall, at the time of SCVE Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to SCVE, Bancorp or BOS, as the case may be, necessary in order to make the statements therein with respect to SCVE, Bancorp or BOS, as the case may be, in light of the circumstances under which they are made not misleading.

(b)          SCVE shall duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (the “SCVE Stockholders Meeting”) for the purpose of submitting this Agreement to the holders of SCVE Common Stock for their consideration and vote and obtaining the Required SCVE Vote. Subject to Section 5.1(d), and as promptly as reasonably practicable following the date of this Agreement, the SCVE Board shall use its reasonable commercially best efforts to solicit or cause to be solicited from the SCVE stockholders the Required SCVE Vote, and SCVE shall take all other lawful action necessary or advisable (including, subject to the SCVE Board’s exercise of its fiduciary duties, postponing or adjourning the SCVE Stockholders Meeting to make any communication permitted by this Agreement or to obtain a quorum or to solicit additional proxies in favor of the adoption of this Agreement) to obtain the Required SCVE Vote. Subject to Section 5.1(d), the Proxy Statement shall include the SCVE Board Recommendation.

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(c)          Subject to Section 5.1(d), neither the SCVE Board nor any committee thereof shall (u) withdraw, modify, amend or qualify the SCVE Board Recommendation in a manner adverse to Bancorp or BOS (it being understood that the failure of the SCVE Board Recommendation to be unanimous shall constitute a withdrawal, modification, amendment or qualification that is adverse to Bancorp and BOS unless the failure to be unanimous is solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting), (v) adopt a resolution to withdraw, modify, amend or qualify the SCVE Board Recommendation in a manner adverse to Bancorp or BOS, (w) publicly announce its intention to withdraw, modify, amend or qualify the SCVE Board Recommendation in a manner adverse to Bancorp or BOS, (x) approve, endorse or recommend any Acquisition Proposal with respect to SCVE, (y) cause, authorize or permit SCVE to enter into any letter of intent, memorandum of understanding, agreement-in-principle, merger agreement, asset purchase or share exchange agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal, other than (1) an Acceptable Confidentiality Agreement as provided in Section 5.4(b) or (2) a definitive agreement providing for a Superior Proposal pursuant to Section 5.4, or (z) publicly propose or announce an intention to take any of the foregoing actions described in the foregoing clauses (u) through (y) (a “SCVE Change in Recommendation”).

(d)          Notwithstanding anything to the contrary contained in this Section 5.1, but subject to the provisions of this Section 5.1(d), at any time prior to receipt of the Required SCVE Vote, the SCVE Board may effect or cause SCVE to effect, a SCVE Change in Recommendation, if the SCVE Board reasonably determines in good faith, After Consultation, that the failure to make a SCVE Change in Recommendation would result in a breach of its fiduciary duties of the SCVE Board to the stockholders of SCVE under Applicable Legal Requirements. Notwithstanding the preceding sentence, the SCVE Board shall not make a SCVE Change in Recommendation, and, in the case of a Superior Proposal, terminate this Agreement in accordance with Section 7.1(e), unless: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect an Acquisition Proposal is made to SCVE; (B) such unsolicited, bona fide, written offer was not obtained or made in violation of Section 5.4; (C) SCVE has complied in all material respects with its obligations under Section 5.4, including its obligations to provide notice(s) to Bancorp of any Acquisition Proposal and other matters requiring notice under Section 5.4; (D) at least three (3) Business Days prior to any intended meeting of the board of directors of SCVE at which such board of directors intends to consider and determine whether to make a Change in Recommendation, SCVE provides Bancorp with a written notice specifying the date and time of such intended meeting, the reasons for convening such intended meeting, the material terms and conditions of the Acquisition Proposal that is the basis of the intended meeting at which the board of directors of SCVE will consider a Change in Recommendation (the “SCVE Offer”) and the identity of the Person making the SCVE Offer; (E) after receipt by Bancorp of the information and notice described in clause (D), Bancorp notifies SCVE of its desire to negotiate an amendment to the terms and conditions of this Agreement and during such three (3) Business Day period, the Parties engage in good faith negotiations to amend this Agreement in such a manner that, after giving effect to such amendment(s), SCVE’s board of directors may conclude that the SCVE Offer does not constitute a Superior Proposal; (F) at the end of such three (3) Business Day period, SCVE’s board of directors (x) concludes, after and taking into account any amendment(s) to this Agreement proposed by Bancorp during such three (3) Business Day period, that such SCVE Offer is a Superior Proposal, and (y) determines in good faith, After Consultation, that the failure by the board of directors of SCVE to make a Change in Recommendation would result in a breach of its fiduciary duties to stockholders under Applicable Legal Requirements; and (G) SCVE thereafter enters into a definitive agreement providing for such Superior Proposal and concurrently terminates this Agreement in accordance with Section 7.1(e), and pays to Bancorp the Termination Fee required by Section 7.2(b).

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Section 5.2.          Access to Information.

(a)          Upon reasonable notice, SCVE shall afford to the representatives of Bancorp and BOS, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, SCVE shall make available to Bancorp and BOS (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Bancorp and BOS may reasonably request; provided, however, that Bancorp and BOS acknowledge and agree that SCVE shall have no obligation to disclose any discussions and/or reports regarding the transactions contemplated by this Agreement by the SCVE Board of Directors.

(b)          The Parties shall hold all information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated as of April 24, 2014, among SCVE, BOS and Bancorp (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time, or if terminated, as provided in the Confidentiality Agreement.

(c)          No such investigation by either BOS or SCVE shall affect the representations and warranties of any Party expressly made in this Agreement.

Section 5.3.          Reasonable Best Efforts.

(a)          Each of SCVE, Bancorp and BOS shall, and shall cause its Subsidiaries to, use all commercially reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Consolidation and the Bank Merger and make effective the other transactions contemplated herein as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party with respect to the Consolidation and the Bank Merger and to consummate the Consolidation and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Consolidation, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Bank having an effect of the type referred to in Section 6.2(d). In furtherance and not in limitation of the Parties’ obligations under this Section 5.3, each of the Parties further agrees as follows:

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(i)          Within forty five (45) days of the execution of this Agreement, Bancorp and BOS shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings in order to obtain the Requisite Regulatory Approvals.

(ii)         The Parties shall cooperate with each other and shall each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any Party to any Governmental Entity in connection with the Consolidation and Bank Merger. SCVE, Bancorp and BOS shall have the right to review in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, SCVE, Bancorp and BOS shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by the providing Party).

(iii)        Subject to Applicable Legal Requirements, SCVE, Bancorp and BOS shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof).

(iv)        SCVE, Bancorp and BOS shall promptly inform each other of and supply to each other any substantive communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(v)         SCVE, Bancorp and BOS shall provide that representatives of SCVE, Bancorp and BOS shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be requested or required by such Governmental Entity. In furtherance of the foregoing, SCVE, Bancorp and BOS shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(b)          Each of SCVE, Bancorp and BOS and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Consolidation or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Consolidation and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Consolidation and the other transactions contemplated hereby.

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Section 5.4.          Acquisition Proposals of SCVE.

(a)          SCVE agrees that neither it nor any of the officers and directors of it shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing nonpublic information) the making of any inquiry, proposal or offer with respect to any transaction contemplating a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any purchase or sale of 20% or more of the consolidated assets of it taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction (other than, in the case of SCVE, a proposal or offer made by Bancorp or an affiliate thereof or other than any transaction regarding a transfer of any SCVE Common Stock or any SCVE Preferred Stock by and among any principal shareholder of SCVE) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any discussions or negotiations with or provide any nonpublic information to any Person concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve, endorse or recommend (including by resolution or otherwise of the Board of Directors of such Person), or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, asset purchase, share exchange agreement, option agreement or other similar agreement (whether binding or not) related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or propose or agree to do any of the foregoing. SCVE shall be responsible for any actions taken by officers, directors, employees, agents or representatives of SCVE that are inconsistent with this Section 5.4.

(b)          Notwithstanding Section 5.4(a), prior to obtaining the Required SCVE Vote, SCVE shall be permitted, and subject to compliance in all material respects by SCVE with the other terms of this Section 5.4, to engage in discussions or negotiations with, and provide nonpublic information to, any Person who has submitted and not withdrawn an unsolicited, bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 5.4(a) if the SCVE Board concludes in good faith, After Consultation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; provided, however, that such Party (i) first enters into an Acceptable Confidentiality Agreement, (ii) provides Bancorp and BOS at one (1) Business Day prior written notice before engaging in any such discussions or negotiations or providing information to such Person and (iii) thereafter keeps Bancorp and BOS promptly and fully informed on a current basis of the status of all discussions and negotiations with such Person.

(c)          SCVE shall notify Bancorp and BOS promptly (but in no event later than one (1) Business Day) after receipt of any Acquisition Proposal or any inquiry, request for nonpublic information or request for discussions or negotiations that relates to or might reasonably be expected to lead to an Acquisition Proposal with respect to SCVE. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, request or inquiry and the material terms and conditions of any expressions of interest, offers, proposals, requests or inquiries.

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(d)          SCVE agrees that (i) it shall, and shall instruct and use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives (including any investment banker, attorney or accountant retained by it) to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and shall promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal, to return or destroy all confidential information or data heretofore furnished to such Person, (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill, non-solicitation or similar agreement to which it is a party with respect to any Acquisition Proposal, and (iii) it shall not take any action to render inapplicable or to exempt any Person from any antitakeover statute, charter provision or bylaw. SCVE agrees that it shall use its reasonable best efforts to inform its’ respective directors, executive officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

Section 5.5.          Termination of Employee Benefit Plans and Employee Matters.

(a)          SCVE agrees that the SCVE Benefit Plans may be terminated, modified or merged into BOS’ Benefit Plans on or after the Closing Date, as determined by BOS in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already accrued thereunder. At the request of BOS, SCVE agrees to terminate no later than immediately before the Closing Date any SCVE Benefit Plans for which SCVE may have liability, to the extent such SCVE Benefit Plans permit termination so that SCVE will have no liability from and after the Closing Date, and SCVE will accrue any and all obligations with respect to the termination of such plans before the Closing Date. BOS acknowledges that any termination or modification at the direction of BOS will not (a) be deemed to cause the SCVE Financial Statements to have been prepared other than in accordance with GAAP, or (b) constitute a breach of any provision of this Agreement by SCVE.

(b)          Bancorp and BOS agrees that as of and following the Effective Time, the employees of SCVE as of the Effective Time who are employed by BOS after the Effective Time or who are offered and who accept employment with BOS (collectively, the “Former SCVE Employees”) shall be eligible to participate in BOS’ employee benefit plans in which similarly situated employees of BOS participate, to the same extent as such similarly situated employees of BOS participate.

(c)          With respect to each employee benefit plan, program, policy or arrangement maintained by BOS or Bancorp for the benefit of current employees of BOS (each such plan, program, policy or arrangement, a “BOS Plan”), BOS and Bancorp agree that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with SCVE shall be treated as service with BOS; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d)          BOS shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of SCVE immediately before the Effective Time. SCVE will provide BOS with information regarding such persons’ current employment arrangements with SCVE and will otherwise assist BOS in making such offers.

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(e)          SCVE has adopted, and the BOS Board has approved, a retention and severance plan in the form of Disclosure Schedule 5.5(e) hereto (“New Plan”). The New Plan shall replace and be in lieu of any existing employee severance policies of SCVE. All severance payments under the New Plan shall provide for the execution of a severance agreement reasonably satisfactory to BOS and Bancorp as a condition to receipt of payments, which shall provide for (i) release of claims, and (ii) confidentiality of information. Employees of SCVE who receive retention bonuses under the New Plan will not be entitled to receive any severance payments under the New Plan unless the Parties shall otherwise mutually agree.

Section 5.6.          Fees and Expenses. Whether or not the Consolidation is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 hereof and except that if the Consolidation is consummated, the Surviving Bank shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Parties in connection with the Consolidation.

Section 5.7.          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, BOS shall, to the fullest extent permitted by Applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of SCVE or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of SCVE or any Subsidiary of SCVE, and pertaining to any matter existing or occurring, or any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”).

(b)          For a period of six years after the Effective Time, BOS shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by SCVE (provided that BOS may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that BOS shall not be obligated to make premium payments for such insurance to the extent such premiums exceed 250% of the annual premium paid as of the date hereof by SCVE for such insurance (“SCVE’s Current Premium”), plus any refund received on the current directors’ and officers’ liability insurance policy of SCVE, and if such premiums for such insurance would at any time exceed 250% of SCVE’s Current Premium, then BOS shall cause to be maintained policies of insurance which, in BOS’ good faith determination, provide the maximum coverage available at a premium equal to 250% of SCVE’s Current Premium. In lieu of the foregoing, SCVE, in consultation with, but only upon the consent of BOS, which consent shall not unreasonably withheld, conditioned or delayed may obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under SCVE’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed 250% of SCVE’s Current Premium, plus any refund received on the current directors’ and officers’ liability insurance policy of SCVE.

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(c)      BOS shall indemnify an Indemnified Party for all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in successfully enforcing the indemnity and other obligations provided for in this Section 5.7.

(d)      If BOS or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Bank, as the case may be, shall assume the obligations set forth in this Section 5.7.

(e)       The provisions of this Section 5.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.8.       Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of NASDAQ, BOS, Bancorp and SCVE shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of NASDAQ, none of BOS, Bancorp or SCVE shall issue any press release or otherwise make any public statement or disclosure concerning the other or the other’s Subsidiaries, business, financial condition or results of operations without the consent of the other, which consent shall not be unreasonably withheld or delayed.

Section 5.9.       Untrue Representations. Each party shall promptly notify the other party in writing if such party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other party or any representation or warranty made in or pursuant to this Agreement or that results in such party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.10.       Litigation and Claims. Each of BOS and Bancorp, on the one hand, or SCVE, on the other hand, shall promptly notify the other of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the notifying Person, threatened against the notifying Person that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Person pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. SCVE shall give BOS and Bancorp the opportunity to participate in the defense or settlement of any stockholder litigation against SCVE or its directors or officers relating to the Consolidation or the other transactions contemplated by this Agreement. SCVE shall not enter into any settlement agreement in respect of any stockholder litigation against SCVE or its directors or officers relating to the Consolidation or the other transactions contemplated by this Agreement without the prior written consent of BOS and Bancorp (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 5.11.       Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

Section 5.12.       SCVE Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of SCVE, other than its chief executive officer, shall enter into a Director Support Agreement; the chief executive officer of SCVE shall enter into a Voting and Non-Solicitation Agreement; and each of the principal shareholders of SCVE, as set forth on Disclosure Schedule 5.12 (“Principal Shareholders”), shall enter into a Principal Shareholder Support Agreement.

Section 5.13.       Option Cancellation Agreements. SCVE will use its commercially reasonable efforts to cause each of the SCVE Option Holders listed on Disclosure Schedule 5.13 to enter into an Option Cancellation Agreement, agreeing to the treatment of his or her SCVE Stock Options pursuant to Section 2.1(c) prior to the Closing Date. The form of the Option Cancellation Agreement is attached as Exhibit F hereto.

Section 5.14.       SCVE Transaction Expenses. Prior to the Closing, based upon the final bills or estimates of such final bills, SCVE shall have paid or accrued for all SCVE Transaction Expenses in full. SCVE shall update Disclosure Schedule 3.1(gg) at least three (3) Business Days prior to the Closing to reflect the final SCVE Transaction Expenses and Bancorp and BOS shall have received written evidence of such expenses prior to the Effective Time; provided, however, that the aggregate amount of such SCVE Transaction Expenses shall not exceed $3,913,773 without the prior written consent of Bancorp and BOS, in their discretion, after an opportunity to review all invoices, bills and estimates relating to such SCVE Transaction Expenses to determine their reasonableness.

Section 5.15.       Disclosure Schedules. At least ten (10) days prior to the projected Closing, SCVE agrees to provide BOS and Bancorp and BOS and Bancorp agree to provide SCVE, with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the delivery date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement. Any information set forth in any one section of the SCVE or BOS and Bancorp disclosure schedules shall be deemed to apply to each other applicable section or subsection of the SCVE or BOS and Bancorp disclosure schedules, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

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Section 5.16.       Acquisition Proposals of BOS and/or BOS and Bancorp. BOS and Bancorp shall not, and shall cause their Subsidiaries and their officers, directors, employees, agents and representatives, not to, enter, into any agreement with any Person subsequent to the Agreement Date that (i) would restrict BOS’ and/or Bancorp 's ability to comply with any of the terms of this Agreement, (ii) relates to any Acquisition Proposal that would materially impair BOS’ and/or Bancorp’s ability to consummate the Consolidation and the transactions contemplated by this Agreement, or (iii) relates to any Acquisition Proposal, unless such Acquisition Proposal requires the completion of the Consolidation and payment of the Consolidation Consideration and the Warrant Consideration to the SCVE shareholders and SCVE Warrant holders as provided in this Agreement prior to completion of any other Acquisition Proposal respecting BOS and Bancorp. BOS and Bancorp shall be responsible for any actions taken by officers, directors, employees, agents or representatives of BOS or Bancorp that are inconsistent with this Section 5.16.

Section 5.17.       Observer Rights. One representative of BOS and Bancorp (the “Observer”) may attend all meetings of the board of directors and the committees of the board of directors of SCVE in a non-voting, non participatory observer capacity. BOS and Bancorp shall bear all costs of the Observer. SCVE shall provide Observer with copies of all notices, minutes, consents and other board of directors or committee materials that it provides to all of its directors or to its committee members at the same time that such materials are provided to the members of the board of directors or committees; provided, however, that SCVE may withhold any information and exclude the Observer from any meeting, or any portion thereof, that relates to the Consolidation and the transactions contemplated by this Agreement or that is reasonably determined by the chairman of the board or by a majority of the members of the board of directors or the applicable committee to be necessary for purposes of attorney client privilege. The Observer shall be subject to, and comply with, all SCVE policies concerning notes and other written communications concerning board or committee deliberations or actions. BOS and Bancorp agree, and BOS and Bancorp shall cause any Observer to agree to hold in confidence all information provided to Observer pursuant to this Section 5.17 and not to use or disclose any confidential information provided to or learned by Observer pursuant to this Section 5.17 other than to BOS or Bancorp for purposes directly related to the interest of BOS or Bancorp in the transactions contemplated by this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1.      Conditions to Each Party’s Obligation To Effect the Consolidation. The respective obligation of each Party to effect the Consolidation shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a)       Stockholder Approval. SCVE shall have obtained the Required SCVE Vote.

(b)       Other Approvals. Other than the filings provided for by Section 1.2, all authorizations, consents, orders or approvals of, or declarations, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity which are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect.

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(c)       No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Consolidation, the Bank Merger, or any of the transactions contemplated by this Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity which makes the consummation of the Consolidation illegal.

Section 6.2.      Conditions to Obligation of BOS and Bancorp. The obligation of BOS and Bancorp to effect the Consolidation is subject to the satisfaction of the following conditions unless waived by BOS and Bancorp:

(a)       Representations and Warranties. The representations and warranties of SCVE (i) set forth in Sections 3.1(a), 3.1(b), 3.1(c)(i) and 3.1(h)(i) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of SCVE set forth in this Agreement (other than the representations and warranties that are the subject of clause (i)) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect,” “Knowledge” or similar qualifiers contained in any such representations and warranties) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date) or unless any such inaccuracy, together with all other inaccuracies, has not had and would not reasonably be expected to have a Material Adverse Effect on SCVE.

(b)      Performance of Obligations. SCVE shall have performed and complied with, in all material respects (other than with respect to Sections 4.1(b), (c), (e), (f), (g) and (k), which shall have been performed in all respects), all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)      Officers’ Certificate. SCVE shall have provided BOS and Bancorp with a certificate duly executed by the chief executive officer and the chief financial officer of SCVE certifying that the conditions set forth in Sections 6.2(a), (b) and (e) have been satisfied.

(d)      Absence of Burdensome Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions which, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Consolidation or Bank Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties, including the Surviving Bank, to pay any amounts (other than customary filing fees), or divest any banking office, line of business or operations, or (ii) imposes any condition, requirement or restriction upon the Surviving Bank, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to impose a materially burdensome condition on SCVE, Bancorp, BOS or the Surviving Bank, as applicable, or otherwise would materially alter the economics of the Consolidation for BOS and Bancorp.

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(e)      Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on SCVE.

(f)      Delivery of Closing Documents. BOS and Bancorp shall have received all documents required to be received from SCVE on or prior to the Closing Date as set forth in Section 1.3(b) hereof, all in form and substance reasonably satisfactory to BOS and Bancorp.

(g)      Delivery of SCVE Support Agreements. Simultaneously with the execution of this Agreement, BOS and Bancorp shall have received from the persons listed on Disclosure Schedule 6.2(g), as applicable, (a) the Principal Shareholder Support Agreement in the form of Exhibit B attached hereto for all of the shares for which they have the power to vote, (b) the Director Support Agreements in the form of Exhibit C attached hereto, and (c) the Voting and Non-Solicitation Agreement in the form of Exhibit D.

(h)      Title Policy and Environmental Report. SCVE shall cause a national title insurance company reasonably acceptable to BOS and Bancorp to issue at the Closing an extended coverage ALTA Owners' Policy of Title Insurance for the real property located at 901 E. Main Street, Santa Paula, California, with liability in the amount of $1,056,940, insuring that title to the fee interest in such property is vested in BOS, subject only to Permitted Liens. For purposes of this Section 6.2(h) only, Permitted Liens shall not include any monetary liens other than for taxes not yet due and payable. Prior to the Closing, SCVE shall have caused to take any actions necessary to obtain any title endorsement reasonably required by BOS to cure any title matters that are not Permitted Liens. The Phase One shall not disclose any materials amount of Hazardous Materials, material adverse environmental conditions or material violations of Environmental Laws that have not been remediated.

Section 6.3.      Conditions to Obligation of SCVE. The obligation of SCVE to effect the Consolidation is subject to the satisfaction of the following conditions unless waived by SCVE:

(a)      Representations and Warranties. The representations and warranties of BOS and Bancorp (i) set forth in Sections 3.2(a), 3.2(b) and 3.2(h) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of BOS and Bancorp set forth in this Agreement (other than the representations and warranties that are the subject of clause (i)) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect,” “Knowledge” or similar qualifiers contained in any such representations and warranties) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date in which event such representation and warranty shall be so true and correct as of such specified date) or unless any such inaccuracy, together with all other inaccuracies, has not had and would not reasonably be expected to have a Material Adverse Effect on BOS and Bancorp.

(b)      Performance of Obligations. BOS and Bancorp shall have performed and complied with, in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

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(c)      Officers’ Certificate. BOS and Bancorp shall have provided SCVE with a certificate duly executed by the chief executive officer and the chief financial officer of BOS and Bancorp certifying that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

(d)      Delivery of Closing Documents. SCVE shall have received all documents required to be received from BOS and Bancorp on or prior to the Closing Date as set forth in Section 1.3(b) hereof, all in form and substance reasonably satisfactory to SCVE.

(e)      Delivery of Consolidation Consideration and Warrant Consideration to Exchange Agent. BOS and Bancorp shall have delivered to the Exchange Agreement for delivery to the holders of SCVE Common Stock, the holders of SCVE Preferred Stock, and the holders of Converted Warrants, the Consolidation Consideration and the Warrant Consideration in accordance with Section 2.2(a) not later than one (1) Business Day prior to the Closing Date.

ARTICLE VII
TERMINATION AND AMENDMENT

Section 7.1.      Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties:

(a)      by mutual consent of BOS, Bancorp and SCVE in a written instrument;

(b)      by BOS, Bancorp or SCVE, upon written notice to the other Parties, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Consolidation or the Bank Merger and such denial has become final and non-appealable, or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Consolidation or the Bank Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with Section 5.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c)      by either BOS or SCVE, upon written notice to the other Party, if the Consolidation shall not have been consummated on or before April 1, 2015; provided, however, that (i) such date may be extended one or more times, but not to a date any later than May 1, 2015, by notice from either Party delivered to the other Party on or before April 1, 2015, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied or is not capable of being satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible, as determined by the Parties in good faith, and (ii) the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement primarily shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;

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(d)      by BOS or Bancorp, upon written notice to SCVE, if (i) the SCVE Board effects a SCVE Change in Recommendation or fails to include the SCVE Board Recommendation in the Proxy Statement, (ii) SCVE enters into a definitive agreement providing for a Superior Proposal, (iii) within two (2) Business Days (or such longer period of time that the SCVE Board determines in good faith is reasonably necessary to comply with its fiduciary duties) of a written request by BOS or Bancorp for the SCVE Board to reaffirm the SCVE Board Recommendation following the date any Acquisition Proposal or any material change thereto is first publicly announced, published or sent to SCVE’s stockholders, SCVE fails to issue a press release that reaffirms, unanimously and without qualification, the SCVE Board Recommendation (provided that such request may only be made once with respect to such Acquisition Proposal absent further material changes thereto), (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of SCVE’s capital stock shall have been commenced and the SCVE Board (or any committee thereof) fails to recommend against such tender offer or exchange offer within ten (10) Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no position with respect to the acceptance by the SCVE’s stockholders of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer), or (v) SCVE intentionally breaches Section 5.1(c), Section 5.1(d) or Section 5.4;

(e)      by SCVE, upon written notice to BOS and Bancorp, if (i) SCVE enters into a definitive agreement providing for a Superior Proposal prior to the receipt of the Required SCVE Vote not in violation of Section 5.1 or Section 5.4, and (ii) concurrently with such termination, SCVE pays the SCVE Termination Fee to Bancorp by wire transfer of immediately available funds;

(f)      by BOS, Bancorp, or SCVE, upon written notice to the other Parties, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, contained in an approval letter or otherwise, which imposes a materially burdensome condition on SCVE, BOS, Bancorp or the Surviving Bank, as applicable, or would otherwise materially alter the economics of the Consolidation for BOS, Bancorp, or SCVE.

(g)      by BOS, Bancorp or SCVE, upon written notice to the other Party, if there shall have been a breach by the other Party (for purposes of this Section 7.1(g), BOS and Bancorp constitute one Party) of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in one of Sections 6.2(a), 6.2(b), 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(h)      by BOS, Bancorp or SCVE, (i) upon written notice to the other Parties, if a vote shall have been taken at the duly convened SCVE Stockholders Meeting (including any adjournments thereof), the Required SCVE Vote shall not have been obtained, and one or more Directors, Principal Shareholders or officers of SCVE that is a party to a Director Support Agreement, Principal Shareholder Support Agreement or Voting and Non-Solicitation Agreement shall have voted their shares against approval of the Consolidation or this Agreement, or (ii) by BOS or Bancorp if the SCVE Stockholders Meeting is not held on or before December 15, 2015, unless such delay results from any action or inaction by a Governmental Entity;

(i)      by BOS or Bancorp, upon written notice to SCVE, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to SCVE; or

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(j)      by SCVE, upon written notice to BOS and Bancorp, if there shall have been a breach by BOS or Bancorp or any of their Subsidiaries of Section 5.16.

Section 7.2.      Effect of Termination.

(a)      In the event of termination of this Agreement by SCVE, BOS or Bancorp as provided in Section 7.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of BOS, Bancorp or SCVE or their respective officers or directors, except with respect to Sections 3.1(ff), 3.2(e), 5.2(b), 5.6, 7.1, and 7.2 and Article VIII, which shall survive such termination, and, except that as otherwise provided herein, no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement. Except as otherwise provided in this Section 7.2, all fees and expenses incurred in connection with this Agreement, the Consolidation, and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Consolidation is consummated.

(b)      SCVE shall pay Bancorp, by wire transfer of immediately available funds, the sum of $800,000 plus BOS Transaction Expenses actually and reasonably incurred by Bancorp up to a maximum of $200,000 in BOS Transaction Expenses (collectively, the “SCVE Termination Fee”) if this Agreement is terminated as follows:

(i)       if BOS or Bancorp shall terminate this Agreement pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 7.1(d), in which case, SCVE shall pay the SCVE Termination Fee to Bancorp within three (3) Business Days of SCVE’s receipt of written notice of such termination; or

(ii)       if SCVE shall terminate this Agreement pursuant to Section 7.1(e), then SCVE shall pay the SCVE Termination Fee concurrently with such termination; or

(iii)        if (A) any Party shall terminate this Agreement pursuant to Section 7.1(c) following SCVE having taken action that constitutes a breach of Section 5.1(c), BOS or Bancorp shall terminate this Agreement pursuant to Section 7.1(h) following SCVE having taken action that constitutes a breach of Section 5.1(c), (B) at any time after the date of this Agreement and at or before such termination, SCVE shall have received an Acquisition Proposal, and (C) within twelve (12) months of the date of such termination of this Agreement, SCVE executes any definitive agreement with respect to, or consummates, any such Acquisition Proposal (provided that for purposes of this clause (iii) only, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “more than 50%”), then SCVE shall pay Bancorp the Termination Fee upon the date of such execution or consummation; or

(iv)       if any Party entitled to terminate the Agreement under Section 7.1(h) shall terminate this Agreement pursuant to Section 7.1(h) because the Required SCVE Vote shall not have been obtained and all of the other conditions to termination under Section 7.1(h) have been satisfied, in which case, SCVE shall pay the SCVE Termination Fee to Bancorp within three Business Days.

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(c)      In the event of a material breach by Bancorp, BOS or any of their Subsidiaries or Representatives of any of its or their covenants or agreements contained herein (including failing to take such actions as are required of it or them hereunder to consummate the Consolidation), BOS and Bancorp acknowledge and agree that SCVE would be irreparably harmed, that monetary damages would not provide an adequate remedy, and that SCVE shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against Bancorp and/or BOS. Each Party acknowledges that there is not an adequate remedy at law to compensate SCVE relating to the non-consummation of the Consolidation. To this end, Bancorp and/or BOS, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief. BOS and Bancorp further agree that none of SCVE or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.2(c), and BOS and Bancorp irrevocably waive any right they may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

(d)      SCVE, Bancorp and BOS acknowledge that the agreements contained in Sections 7.2(b) or 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by SCVE pursuant to Section 7.2(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of BOS and Bancorp, or any of its Subsidiaries, in the event of termination of this Agreement by such Party under such applicable section giving rise to the payment of such SCVE Termination Fee. If SCVE fails to pay when due any amounts required to be paid by it pursuant to Section 7.2(b) and in order to obtain such payment, BOS and/or Bancorp commences an action, suit or proceeding, then in addition to the amount of such judgment, then SCVE shall pay to BOS and Bancorp an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by them in connection with such action, suit or proceeding, together with interest on all unpaid amounts from the date such amounts were required to be paid under this Agreement at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus 3%. Under no circumstances shall SCVE be obligated to actually pay more than one (1) SCVE Termination Fee pursuant to this Section 7.2(b).

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.      Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement having confidentiality and standstill provisions that are no less favorable to SCVE, than the terms and provisions of the Confidentiality Agreement.

“affiliate” means, with respect to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

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 “After Consultation” shall mean, with respect to the SCVE Board, after consultation with a financial advisor to SCVE and with outside legal counsel to SCVE; provided, however, that if such consultation relates solely to determinations of the SCVE Board regarding interpretations and other matters of Applicable Legal Requirements, “After Consultation” means, in such context, after consultation by the SCVE Board solely with such applicable outside legal counsel (and not also with such financial advisor).

“Applicable Legal Requirements” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“BOS Transaction Expenses” shall mean the Professional Expenses of BOS and Bancorp.

“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Pacific Time.

“Consolidation Consideration” means the aggregate of the Per Share Consolidation Consideration and the Per Share Preferred Stock Consolidation Consideration to be received by the holders of SCVE pursuant to this Agreement; in particular, it means the sum of (i) the product of (A) the Per Share Consolidation Consideration and (B) the aggregate number of shares of SCVE Common Stock converted into the right to receive the Per Share Consolidation Consideration pursuant to Section 2.1(b) hereof, plus (ii) the product of (X) the Per Share Preferred Stock Consolidation Consideration and (Y) the aggregate number of shares of SCVE Preferred Stock converted into the right to receive the Per Share Preferred Stock Consolidation Consideration pursuant to Section 2.1(e) hereof.

“Constituent Corporations” shall mean each of Interim Bank and SCVE.

“EGTRRA” shall mean the Economic Growth and Tax Relief Reconciliation Act of 2001.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

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 “ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to BOS or Bancorp, the actual knowledge upon due inquiry of any officer of BOS or Bancorp holding the title of executive vice president and above, or otherwise performing the function of a chief credit officer, chief financial officer, or chief operating officer, (ii) with respect to either of BOS or Bancorp, the actual knowledge without inquiry of any member of its board of directors, (iii) with respect to SCVE, the actual knowledge upon due inquiry of any officer of SCVE holding the title of executive vice president and above, or otherwise performing the function of a chief credit officer, chief financial officer, or chief operating officer, or (iv) with respect to SCVE, the actual knowledge without inquiry of any member of its board of directors.

“Loans” shall mean loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person pursuant to applicable regulatory or accounting principles, including generally accepted accounting principles.

“material” shall mean, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person taken as a whole or the ability of any of the Parties to complete the Consolidation and the other transactions provided for in this Agreement;

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 “Material Adverse Effect” shall mean, with respect to any Person, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Person , taken as a whole, on the ability of such Person to perform its obligations hereunder or under this Agreement on a timely basis, or on the ability of such Person to consummate the Consolidation or the Bank Merger as contemplated hereby, including, in the case of SCVE only, a reduction in the stockholders’ equity of SCVE, determined in accordance with GAAP, of 10% measured from March 31, 2014; provided, however, that none of the following shall be taken into account in determining whether there has been or would more likely than not be expected to be a “Material Adverse Effect”: Any change or event occurring after the date of this Agreement that is caused by or results from (A) changes in prevailing interest rates, currency exchange rates, credit or capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Person relative to similarly situated California- based banks, (C) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Person relative to similarly situated California-based banks, (D) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (E) actions or omissions of BOS, Bancorp or SCVE taken with the prior written consent of another Party or required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Person relative to similarly situated California-based banks, (G) the announcement of this Agreement, the Consolidation, the Bank Merger and the other transactions contemplated by this Agreement, including any stockholder litigation relating to the Consolidation and the other transactions contemplated by this Agreement, (H) the SCVE Transaction Expenses up to the amount set forth in Section 5.14, (I) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would more likely than not be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(I) of this definition).

“NASDAQ” shall mean the NASDAQ Global Select Market or The NASDAQ Stock Market, Inc., as applicable.

“Permitted Liens” with respect to any Person, shall mean (i) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks.

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“Person” shall mean any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

"Professional Expenses" shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by a Party for services rendered or being rendered to the Party by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated by this Agreement.

“Properties” means all real property leased or owned by SCVE, either currently or in the past (as the context requires).

“SCVE Stock Options” shall mean options to purchase an aggregate of 7,000 shares of SCVE Common Stock issued and outstanding pursuant to the SCVE Plans, or a predecessor plan.

“SCVE Transaction Expenses” shall mean amounts paid or to be paid, or accrued or to be accrued by SCVE or any SCVE Subsidiary in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, Professional Expenses, title insurance, employee severance under any severance, employment and change in control agreements, including payments under the New Plan, data processing termination costs, other termination cost and fees under any SCVE Contracts, fees for conversion of SCVE data processing systems to BOS data processing systems, costs incurred in obtaining any insurance coverage under Section 5.7(b) of this Agreement, the costs of any application, printing, mailing or other fees related to the Consolidation, including but not limited to the cost of printing and mailing the proxy statement for the shareholders of SCVE and costs incurred and all other accruals for transaction related costs and expenses.

“SEC” shall mean the United States Securities and Exchange Commission.

“Subsidiary” shall mean, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

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“Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal which the SCVE Board concludes in good faith, After Consultation, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of SCVE, from a financial point of view, than the transactions contemplated by this Agreement, (ii) in the case of any Acquisition Proposal contemplating cash consideration, is not subject to any financing contingencies (and if financing is required, then such financing would, upon execution of a definitive agreement providing for such Superior Proposal, be fully committed to the third party making such Acquisition Proposal), (iii) in the case of an Acquisition Proposal involving shares or other equity interests, such shares or interests are shares listed on NASDAQ or another national stock exchange, and (iv) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed without unreasonable delay in relation to what is customary for a transaction of the nature so proposed; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” of all SCVE Warrants, SCVE Preferred Stock, and SCVE Common Stock, subject to Dissenters’ Rights as provided by law.

“Voting Debt” shall mean all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

Section 8.2.      Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.3.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)      if to BOS or Bancorp to

Sierra Bancorp
Bank of the Sierra
86 North Main Street
Porterville, California 93257
Attention:	James C. Holly, Chief Executive Officer
Facsimile:	(559) 782-4996
Email:	jholly@bankofthesierra.com

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     with a copy (which shall not constitute notice) to

King, Holmes, Paterno & Berliner
1900 Avenue of the Stars, 25th Floor
Los Angeles, California 90067
Attention:	Keith T. Holmes
Facsimile:	(310) 282-8903
Email:	holmes@khpblaw.com

    and

(b)      if to SCVE, to

Santa Clara Valley Bank, N.A.
901 East Main Street
P. O. Box 191
Santa Paula, California 93060
Attention:	Cheryl Knight, President and Chief Executive Officer
Facsimile:	(805) 525-1512
Email:	cheryl@scvbank.com

    with a copy (which shall not constitute notice) to

Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302- 4001
Attention:	Arthur A. Coren
Facsimile:	(818) 591-3838
Email:	acoren@hrbc.com

Section 8.4.      Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” or “furnished” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to (and print capabilities enabled on) a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to “stockholder” or “stockholders,” such terms shall be interchangeable with “shareholder” or “shareholders” as it relates to the Parties or is applicable under California law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith.  Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

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Section 8.5.      Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 8.6.       Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules to this Agreement and the Confidentiality Agreement) constitute the entire agreement of the Parties and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 5.7, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of SCVE, BOS, Bancorp or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by any of them, (ii) alter or limit the ability of SCVE, BOS, or Bancorp, or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with SCVE, BOS, Bancorp or the Surviving Bank or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of SCVE, BOS, Bancorp or the Surviving Bank or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the disclosure schedules delivered by SCVE, BOS or Bancorp, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections.

Section 8.7.       Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Consolidation that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

59

Section 8.8.      Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.9.      Governing Law; Submission to Jurisdiction.

(a)      This Agreement and the transactions contemplated herein, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflict of laws principles thereof.

(b)       Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of California, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the State of California, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c)      Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 8.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 8.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

Section 8.10.      Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.10, this being in addition to any other remedy to which they are entitled at law or in equity.

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Section 8.11.       WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12      Amendment, Extension, Waiver.

(a)      This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made which by law requires further approval by stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)      At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (iii) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, BOS, Bancorp and SCVE have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

BANK OF THE SIERRA	SANTA CLARA VALLEY BANK, N.A.

By:	/s/ Kevin S. McPhaill	By:	/s/ Cheryl Knight
Name:	Kevin J. McPhaill	Name:	Cheryl Knight
Title:	President	Title:	President and Chief Executive Officer

By:	/s/ Kenneth R. Taylor	By:	/s/ Leslie A. Cornejo
Name:	Kenneth R. Taylor	Name:	Leslie A. Cornejo
Title:	Chief Financial Officer	Title:	Chairperson

SIERRA BANCORP

By:	/s/ Kevin J. McPaill
Name:	Kevin J. McPhaill
Title:	President

By:	/s/Kenneth R. Taylor
Name:	Kenneth R. Taylor
Title:	Chief Financial Officer

62

EXHIBIT A

CONSOLIDATION AGREEMENT

Exhibit A - 1

AGREEMENT OF CONSOLIDATION

THIS AGREEMENT OF CONSOLIDATION, dated as of ________________ (“Consolidation Agreement”), is made and entered into by and among Sierra Bancorp, a California corporation and registered bank holding company ("Bancorp"), BOS Interim State Bank (“Interim Bank”), a California banking corporation and a wholly owned subsidiary of Bancorp, and Santa Clara Valley Bank, N.A., (“SCVE”).

Bancorp, Bank of the Sierra, a wholly-owned subsidiary of Bancorp ("BOS") and SCVE have entered into an Agreement and Plan of Consolidation dated as of July 17, 2014, (the “Merger Agreement”) providing, among other things, for the consolidation of Interim Bank and SCVE (the “Consolidation”), with SCVE as the consolidated bank surviving such Consolidation in accordance with the terms and conditions of this Consolidation Agreement, which Consolidation will be followed by the merger of SCVE with and into BOS, with BOS being the surviving bank in that merger.

In consideration of the promises and mutual agreements contained in this Consolidation Agreement and the Merger Agreement, the parties to this Consolidation Agreement hereby agree that Interim Bank shall be consolidated with SCVE in accordance with the provisions of the laws of the United States and upon the terms and subject to the conditions set forth as follows:

1.           The Constituent Banks.

(a)          SCVE is a national banking association duly organized, validly existing and in good standing under the laws of the United States with authorized capital stock of 20,000,000 shares of common stock, $5.00 par value per share (“SCVE Common Stock”) and 2,000,000 shares of preferred stock, of which _________ shares have been designated Series A Preferred Stock (“SCVE Series A Stock”), _________ shares have been designated Series B Preferred Stock (“SCVE Series B Stock”) and _________ shares have been designated Series C Preferred Stock (“SCVE Series C Stock”). As of the date hereof there are _________ shares of SCVE Common Stock outstanding, _________ shares of Series A Stock outstanding, _________ shares of Series B Stock outstanding, and no shares of Series C Stock outstanding. The SCVE Common Stock, SCVE Series A Stock and SCVE Series B Stock are collectively referred to herein as the “SCVE Stock.”

(b)          Interim Bank is a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California with authorized capital of 1,000 shares of common stock, without par value (“Interim Bank Stock”), of which, as of the date hereof, there are _________ shares issued and outstanding, all of which are owned by Bancorp.

2.           The Consolidation.

(a)          The Consolidation shall be pursuant to the provisions of, and with the effect provided in, 12 U.S.C. 215, and the Consolidation shall become effective on the date and time (the “Effective Time”) specified in the approval to be issued by the Comptroller of the Currency ("OCC").

Exhibit A -2

(b)          At the Effective Time, Interim Bank shall be consolidated with SCVE, and SCVE shall be the surviving bank in such consolidation (the “Surviving Bank”) and a wholly-owned subsidiary of Bancorp. SCVE shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of Interim Bank and the separate existence of SCVE as a national banking association, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Consolidation.

3.           Corporate Governance.

From and after the Effective Time and until thereafter amended as provided by law (a) the Articles of Association of SCVE as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Association of the Surviving Bank; (b) the Bylaws of SCVE as in effect immediately prior to the Effective Time shall be and continue to be the Bylaws of the Surviving Bank; (c) the certificate of authority of SCVE issued by the OCC in effect immediately prior to the Effective Time shall be and continue to be the certificate of authority of the Surviving Bank; and (d) the insurance of deposits of SCVE provided by the Federal Deposit Insurance Corporation as in effect immediately prior to the Effective Time shall be and continue to be the insurance of deposits of the Surviving Bank.

At the Effective Time, the directors and corporate officers of Interim Bank shall be those persons who are the directors and corporate officers of the Surviving Bank at the Effective Time, and they shall continue to hold office from and after the Effective Time until they shall have resigned or shall have been legally removed or until respective successors shall have been elected and qualified.

4.           Effect of Consolidation on Outstanding Shares.

In and by virtue of the Consolidation and at the Effective Time, pursuant to this Consolidation Agreement, the shares of the constituent banks outstanding at the Effective Time shall be converted as follows:

(a)          Interim Bank Stock. Each share of Interim Bank Stock issued and outstanding immediately prior to the Effective Time shall be converted into SCVE Common Stock.

(b)          SCVE Common Stock. Each share of SCVE Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenters’ Shares, as defined below) shall be converted into the right to receive cash in the amount of $6.00 per share without interest at the Effective Time.

(c)          SCVE Preferred Stock. Each share of SCVE Series A Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall be converted into the right to receive cash in the amount of $1,000 per share without interest at the Effective Time, and each share of SCVE Series B Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall be converted into the right to receive cash in the amount of $1,000 per share without interest at the Effective Time.

Exhibit A -3

(d)          Dissenters’ Shares. Any shares of SCVE Stock that are shares subject to appraisal rights within the meaning of 12 U.S.C. 215 (“Dissenters’ Shares”) shall not be converted into or represent a right to receive cash hereunder unless and until such shares have lost their status as dissenting shares under 12 U.S.C. 215, at which time such shares shall be converted into cash consideration as set forth in Section 4(b) or 4(c) above.

(e)          Cancellation of Certain Shares. Any shares of SCVE Stock held by Interim Bank, Bancorp (or any of its subsidiaries) or by SCVE, other than those held in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration otherwise payable under this Agreement shall be paid or issued in exchange therefore.

5.           General Provisions.

(a)          Termination and Agreement. The obligations of the parties to effect the Consolidation shall be subject to all the terms and conditions contained in the Merger Agreement. Notwithstanding shareholder approval of this Consolidation Agreement, this Consolidation Agreement shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided prior to the Effective Time.

(b)          Amendment. This Consolidation Agreement may be amended by Interim Bank, Bancorp and SCVE at any time prior to the Effective Time without the approval of the shareholders of Interim Bank and SCVE with respect to any of its terms other than principal terms. This Consolidation Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(c)          Successors and Assigns. This Consolidation Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Consolidation Agreement may not be assigned by any party hereto without the written consent of the other parties.

(d)          Governing Law. This Consolidation Agreement has been executed in the state of California, and the laws of the state of California and the United States shall govern the validity and interpretation hereof and the performance by the parties hereto.

(e)          Counterparts. This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page continued on next page]

Exhibit A -4

IN WITNESS WHEREOF, the parties have duly executed this Consolidation Agreement as of the date first written above.

INTERIM STATE BANK, a California corporation

By:

President

By:

Secretary

SIERRA BANCORP, a California corporation

By:

President

By:

Secretary

SANTA CLARA VALLEY BANK, N.A., a national banking association

By:

President

By:

Secretary

Exhibit A -5

EXHIBIT B

PRINCIPAL SHAREHOLDER VOTING AND SUPPORT AGREEMENT

Exhibit B - 1

PRINCIPAL SHAREHOLDER VOTING AND SUPPORT AGREEMENT

This Principal Shareholder Voting and Support Agreement (“Agreement”) is made and entered into as of the 17th day of July, 2014 by and between Sierra Bancorp, a California corporation (“Bancorp”), Bank of the Sierra, a California Corporation and wholly-owned subsidiary of Bancorp (“BOS”) and ___________________ (“Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Consolidation Agreement.

RECITALS:

WHEREAS, Bancorp, BOS and Santa Clara Valley Bank, N.A., a national banking association (“SCVE”), are entering into an Agreement and Plan of Consolidation, dated as of the date hereof (as the same may be amended or supplemented, the “Consolidation Agreement”) providing for the consolidation and Consolidation of a newly created wholly-owned interim banking subsidiary with and into SCVE with SCVE surviving the Consolidation (the “Consolidation”), and a subsequent Consolidation of SCVE with and into BOS, with BOS as the surviving corporation, upon the terms and subject to the conditions set forth in the Consolidation Agreement;

WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of the number of shares of SCVE Common Stock, SCVE Preferred Stock and options and warrants to purchase shares of SCVE Common Stock as set forth on Attachment A hereto; and

WHEREAS, as an inducement and a condition to Bancorp and BOS entering into and consummating the Consolidation Agreement, Bancorp and BOS have required that Shareholder enter into this Agreement so as to make more likely the approval of the Consolidation by the requisite vote of SCVE’s shareholders;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        Voting Agreement. Shareholder hereby agrees that from the date hereof until the earlier of (i) the occurrence of the effective time of the Consolidation (the “Effective Time”) and (ii) the termination of the Consolidation Agreement in accordance with its terms (the “Support Period”) at any shareholder meeting of SCVE to approve the Consolidation or any related transaction, or any adjournment or postponement thereof, Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all of its voting shares of capital stock of SCVE entitled to vote at such meeting, including all voting shares listed on Attachment A (together, “Owned Shares”): (a) in favor of approval of (1) the Consolidation Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Consolidation Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Consolidation Agreement; and (b) against any action or agreement that would impair the ability of Bancorp to complete the Consolidation, the ability of SCVE to complete the Consolidation, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Consolidation Agreement.

Exhibit B - 2

2.        Transfer Restrictions prior to Consolidation. Shareholder agrees that it will not, during the Support Period, except in respect of the Consolidation and receiving the Consolidation Consideration or as otherwise provided in the Consolidation Agreement: (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”), or (b) grant any proxies, or enter into any contract, arrangement or understanding with respect to a Transfer of the Owned Shares, as applicable; provided that, Shareholder may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferee shall agree in writing to be bound by the provisions of Sections 1 and 2 of this Agreement.

3.        Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for or in a manner consistent with this Agreement, it (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares.

4.        Shareholder Representations and Warranties. Shareholder hereby represents and warrants to Bancorp as follows:

(a) Shareholder has full legal right and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Shareholder and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Shareholder and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c) Assuming due execution and delivery by Bancorp, this Agreement constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

Exhibit B - 3

(d) The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Shareholder or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(e) On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Shareholder in the manner reflected thereon, include all of the shares of SCVE Common Stock and SCVE Preferred Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Shareholder to perform Shareholder’s obligations hereunder. As of the date hereof Shareholder has, and at the SCVE Shareholder Meeting or any other shareholder meeting of SCVE in connection with the Consolidation Agreement and the transactions contemplated thereby, Shareholder (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(f) Shareholder understands and acknowledges that each of Bancorp, BOS and SCVE is entering into the Consolidation Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

5.        Shareholder Covenants. Shareholder hereby covenants and agrees with Bancorp and BOS as follows:

(a) Shareholder agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Shareholder of its obligations under this Agreement.

(b) Shareholder agrees to permit Bancorp, BOS and/or SCVE to publish and disclose in any proxy statement or securities filing, Shareholder’s identity and ownership of shares of SCVE’s or Bancorp’s common stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.

Exhibit B - 4

(c) From time to time, at the request of Bancorp or BOS and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

6.        Termination of Agreement. This Agreement shall automatically terminate upon the earlier to occur of (i) the termination of the Consolidation Agreement in accordance with its terms; and (ii) the Effective Time of the Consolidation.

7.        Effect of Termination. In the event of termination of this Agreement pursuant to Section 6, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement occurring prior to such termination.

8.        Expenses. Except as otherwise may be agreed in writing or otherwise set forth in this Agreement, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

9.        Entire Agreement; Assignment. This Agreement is irrevocable. The recitals are incorporated as a part of this Agreement. This Agreement is binding on the parties hereto and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except an otherwise provided herein. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.      Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national courier service, or sent by email or facsimile, to the subject Shareholder at the address set forth on the signature page below, or such other address as may be designated in writing hereafter, in the same manner, by such person, and to Bancorp and BOS to the following address:

IF TO BANCORP OR BOS:

Sierra Bancorp

Bank of the Sierra

86 North Main Street

Porterville, California 93257

Attention: James C. Holly, Chief Executive Officer

Facsimile: (559) 782-4996

Exhibit B - 5

11.       Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Bancorp, BOS and Shareholder, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.       Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement, without the prior written consent of the other party hereto; provided that Bancorp and BOS may assign its rights and obligations under this Agreement to a Subsidiary of Bancorp or BOS, so long as Bancorp or BOS remains liable for its obligations, and, provided, further, that this Agreement is assignable by Shareholder in connection with any transfer permitted by Section 2 hereof.

13.       Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of California. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

14.       Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Bancorp and BOS would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Bancorp and BOS may be entitled (including monetary damages), Bancorp and BOS shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Shareholder further agrees that none of Bancorp, BOS or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 15, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Exhibit B - 6

15.       Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

16.       Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

17.       No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Bancorp or BOS any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to Shareholder.

[Signature Pages to Follow]

Exhibit B - 7

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting and Support Agreement as of the ____ day of ______________, 2014.

SIERRA BANCORP

By:
Name: Kevin J. McPhaill
Title: President

BANK OF THE SIERRA

By:
Name: Kevin J.McPhaill
Title: President

SHAREHOLDER

Address:

[Signature Page to Principal Shareholder Voting and Support Agreement]

Exhibit B - 8

Attachment A

LISTING OF OWNED SHARES

Director Name	No. of Shares of SCVE Common Stock (Shareholder has sole voting and dispositive power unless otherwise indicated)	No. of Shares of SCVE Preferred Stock (Shareholder has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 4(e)

LISTING OF OPTIONS AND WARRANTS TO PURCHASE SCVE COMMON STOCK

Options

No. of Shares Issuable upon Exercise of Options	Exercise Price

Warrants

No. of Shares Issuable upon Exercise of Warrants	Exercise Price

Exhibit B - 9

EXHIBIT C

VOTING AND NON-COMPETITION AGREEMENT

Exhibit C - 1

[Name of Director]

VOTING AND NON-COMPETITION AGREEMENT

This VOTING AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of July, 2014, by and among SIERRA BANCORP, a California corporation and registered bank holding company (“Bancorp”), BANK OF THE SIERRA, a California corporation and wholly-owned subsidiary of Bancorp (“BOS”), SANTA CLARA VALLEY BANK, N.A., a national banking association (“SCVE”) and the undersigned director of SCVE (“Director”).

WITNESSETH:

WHEREAS, Bancorp, BOS and SCVE have entered into that certain Agreement and Plan of Consolidation dated as of July 17, 2014 (the “Consolidation Agreement”), pursuant to which a wholly-owned newly created interim banking subsidiary of Bancorp will be consolidated with and merged into SCVE, with SCVE surviving the consolidation (the “Consolidation”), and SCVE thereafter merging with and into BOS, with BOS surviving such secondary merger. Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Consolidation Agreement;

WHEREAS, Director understands and acknowledges that Director’s execution and delivery of this Agreement is a material inducement to Bancorp, BOS and SCVE to enter into the Consolidation Agreement and a condition to the obligation of Bancorp and BOS to consummate the transactions contemplated thereby;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Bancorp, BOS, SCVE and Director agree as follows:

1.          Director Support. Director agrees that for a period of two (2) years from the Effective Time, to use his/her commercially reasonable efforts to support and refrain from (a) disparaging the goodwill of Bancorp and its subsidiaries (“Bancorp Subsidiaries”) and SCVE (“SCVE”), (b) harming their respective customer and client relationships, and (c) disparaging the business or banking reputation of Bancorp or Bancorp Subsidiaries.

2.          Director Covenants. Director agrees that for a period of two (2) years from the Effective Time, Director shall not, directly or indirectly, individually or as an employee, partner, officer, director, promoter or shareholder or in any other capacity whatsoever, except in the performance of customary legal, accounting, insurance, or investment or investment management services as performed at the time of execution of the Agreement or of a similar nature:

(i)	solicit the banking business of any current customers of SCVE or customers who are customers on the Effective Time;

Exhibit C - 2

[Name of Director]

(ii)	(A) acquire, charter, operate or enter into any franchise or other management agreement with any “Financial Institution,” as defined below, in which Director shall be involved in activities competitive with Bancorp or the Bancorp Subsidiaries, or SCVE in each case as in existence as of the date hereof, (B) serve as an officer, director, employee, agent, promoter, or consultant to any Financial Institution (whether in existence or in organization) in connection with activities that are competitive with Bancorp or any Bancorp Subsidiaries, or SCVE, in each case as in existence as of the date hereof, or (C) establish or operate a branch or other office of a Financial Institution, provided that the restrictions in clauses (A) though (C) above shall apply only to any Financial Institution located within Tulare, Kern, Fresno or Ventura Counties in California (“Covered Financial Institution”). For purposes of this Agreement, “Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent or subsidiary thereof.

(b)        Director further agrees that Director shall not:

(i)	prior to the Effective Time, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of SCVE; and

(ii)	after the Effective Time and until the second anniversary of the Effective Time, recruit, hire, assist others in recruiting or hiring, any person who is an employee of Bancorp or any Bancorp Subsidiary at the date of the recruitment or hire or who was an employee of SCVE within the twelve (12) months immediately preceding to the date of the recruitment or hire; provided, however, that this prohibition shall not apply to general recruitment, solicitations and/or hires through employment agencies or advertisements that are placed in publications of general circulations or trade journals whether on the internet or otherwise.

(c)        If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad with respect to time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.

(d)        Director agrees that (i) this Agreement is entered into in connection with the conveyance to Bancorp and BOS of the goodwill of the business of SCVE; (ii) Director is receiving valuable consideration in this Agreement and in the Consolidation pursuant to the Consolidation Agreement; (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure that Bancorp and BOS receive the goodwill of SCVE; and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

Exhibit C - 3

[Name of Director]

(e)        Notwithstanding the foregoing, nothing in this Agreement shall require the Director to (i) divest any passive investment in any Covered Financial Institution existing as of the date of this Agreement or the Effective Time, (ii) refrain from becoming a shareholder of no more than 4.9% of any class of equity security or debt security or other ownership interest of any Covered Financial Institution, or (iii) resign from any board position held at any Covered Financial Institution as of the date of this Agreement or Effective Time. In the event that the Director holds a passive investment, becomes a shareholder or serves on a board of a Covered Financial Institution as outlined in this paragraph 2(e), such Director will still be subject to the duties outlined in paragraphs 2(a) and 2(b) above.

(f)         Director agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Director contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Director of his or her obligations under this Agreement.

(g)        Director agrees to permit Bancorp and/or SCVE to publish and disclose in any proxy statement or securities filing, Director’s identity and ownership of shares of SCVE’s or Bancorp’s capital stock and the nature of Director’s commitments, arrangements and understandings under this Agreement.

(h)        From time to time, at the request of Bancorp or BOS and without further consideration, Director shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

3.          Release.

(a)        Director acknowledges that he is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever against SCVE, except as expressly provided herein. For and in consideration of the consummation of the Consolidation and the other transactions contemplated by the Consolidation Agreement, Director, for himself/herself and on behalf of his/her heirs and assigns (the “Director Releasing Parties”), releases, acquits and forever discharges SCVE and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that SCVE shall not be released from any written contractual obligations or accrued benefits of SCVE to Director as set forth on Schedule 1 attached hereto or any potential claim for indemnification under SCVE’s articles of association or bylaws (in each case as in existence on the date hereof) for any matters arising in connection with the Director’s service as a director or officer or employee of SCVE relating to acts, circumstances, actions or omissions arising on or prior to the date hereof to the extent such claims have not been asserted or are not known to Director.

Exhibit C - 4

[Name of Director]

(b)        It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by SCVE. Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Director may have or be entitled to against SCVE and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to Director in connection with any written contractual obligations or accrued benefits of SCVE to Director as set forth on Schedule 1 attached hereto.

4.          Termination. Subject to the second sentence of Section 6, this Agreement shall terminate following the end of the noncompete period described in Section 2(a) above, except for liabilities or claims that shall have arisen or accrued on or before such termination.

5.          Effective Time. This Agreement shall become effective on the date of execution of this Agreement. If the Consolidation Agreement is terminated in accordance with its terms, then this Agreement shall become null and void as of the date of the termination of the Consolidation Agreement and shall be of no further force and effect.

6.          Specific Performance/Injunctive Relief. Director acknowledges that performance of the terms of this Agreement constitute valuable, special and unique property of Bancorp and BOS critical to the business of Bancorp and BOS and that any breach of this Agreement by Director will give rise to irreparable injury that is not compensable with money damages. Accordingly, Director agrees that Bancorp and BOS shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Director. Bancorp, BOS and Director hereby acknowledge and agree that Bancorp, BOS and SCVE will be irreparably damaged if the provisions of this Agreement are not specifically enforced. Director further agrees to waive any requirement for the securing or posting of any bond or other security or the proof of actual damages in connection with such remedies. Such remedies shall not be exclusive and shall be in addition to any other remedy that Bancorp may have at law or in equity.

7.          Extension of Term of Restrictive Covenant. If Director violates any restrictive covenant contained in Section 2, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Section 2 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Director’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

Exhibit C - 5

[Name of Director]

8.          Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Consolidation Agreement in accordance with its terms (the “Support Period”), Director agrees that at any shareholder meeting of SCVE to approve the Consolidation or any related transaction, or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of SCVE entitled to vote at such meeting, including all voting shares listed on Attachment A, and all shares of SCVE Common Stock and SCVE Preferred Stock subsequently acquired by Director, including through the exercise of any stock option or warrant (together, “Owned Shares”): (a) in favor of approval of (1) the Consolidation Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Consolidation Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Consolidation Agreement; and (b) against any action or agreement that would impair the ability of Bancorp or BOS to complete the Consolidation, the ability of SCVE to complete the Consolidation, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Consolidation Agreement; provided, that the foregoing applies solely to Director in his or her capacity as a shareholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of SCVE. Director covenants and agrees that, except for this Agreement, he or she (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. Attachment A also sets forth information with respect to the options and warrants to purchase SCVE Common Stock owned by Director.

9.          Transfer Restrictions Prior to Consolidation. The Director will not, during the Support Period, except in respect of the Consolidation and receiving the Consolidation Consideration and Warrant Consideration: (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”), or (b) grant any proxies, or enter into any contract, arrangement or understanding with respect to a Transfer of the Owned Shares, as applicable; provided that, Director may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferee shall agree in writing to be bound by the provisions of Sections 8 and 9 of this Agreement.

Exhibit C - 6

[Name of Director]

10.        Director Representations and Warranties. Director hereby represents and warrants to Bancorp and BOS as follows:

(a)          Director has full legal right and capacity to execute and deliver this Agreement, to perform Director’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)          This Agreement has been duly executed and delivered by Director and the execution, delivery and performance of this Agreement by Director and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Director and no other actions or proceedings on the part of Director are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)           The execution and delivery of this Agreement by Director does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Director to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Director or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Director or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Director or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d)          On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Director in the manner reflected thereon, include all of the shares of SCVE Common Stock or SCVE Preferred Stock owned of record or beneficially by Director, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Director to perform Director’s obligations hereunder. As of the date hereof Director has, and at the SCVE Stockholders Meeting or any other shareholder meeting of SCVE in connection with the Consolidation Agreement and the transactions contemplated thereby, Director (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(e)          Director understands and acknowledges that each of Bancorp, BOS and SCVE is entering into the Consolidation Agreement in reliance upon Director’s execution, delivery and performance of this Agreement.

Exhibit C - 7

[Name of Director]

11.        Resignation from SCVE Board. Each Director hereby tenders his or her resignation from the Board of Directors of SCVE subject to and effective upon the Effective Time.

12.        Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

13.        Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

14.        APPLICABLE LAW CHOICE OF VENUE. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT. THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (1) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (2) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.        Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

16.        Notice. Unless otherwise provided herein, any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 16. All communications must be in writing and addressed to the Director at the address on the signature page below and to the other parties hereto as follows:

Exhibit C - 8

[Name of Director]

IF TO SCVE:

Santa Clara Valley Bank, N.A.

901 East Main Street

P. O. Box 191

Santa Paula, California 93060

Attention:	Cheryl Knight, President and Chief Executive Officer
Facsimile:	(805) 525-1512

IF TO BANCORP OR BOS:

Sierra Bancorp

Bank of the Sierra

86 North Main Street

Porterville, California 93257

Attention:	James C. Holly, Chief Executive Officer
Facsimile:	(559) 782-4996

17.        Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

[Signature Page Follows]

Exhibit C - 9

[Name of Director]

[Signature Page to Director Voting and Non-Competition Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:
Name:

Address:

BANCORP:	SIERRA BANCORP

By:
Name: Kevin J. McPhaill
Title: President

BOS:	BANK OF THE SIERRA

By:
Name: Kevin J. McPhaill
Title: President

SCVE:	SANTA CLARA VALLEY BANK, N.A.

By:
Name:
Title:

Exhibit C - 10

[Name of Director]

Attachment A

LISTING OF OWNED SHARES

Director Name	No. of Shares of SCVE Common Stock (Director has sole voting and dispositive power unless otherwise indicated)	No. of Shares of SCVE Preferred Stock (Director has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 10(d)

LISTING OF OPTIONS AND WARRANTS TO PURCHASE SCVE COMMON STOCK

Options

No. of Shares Issuable upon Exercise of Options	Exercise Price

Warrants

No. of Shares Issuable upon Exercise of Warrants	Exercise Price

Exhibit C - 11

[Name of Director]

Schedule 1

Written Contractual Obligations and Accrued Benefits of Director

Exhibit C - 12

EXHIBIT D

VOTING AND NON-SOLICITATION AGREEMENT

Exhibit D - 1

[Cheryl Knight]

VOTING AND NON-SOLICITATION AGREEMENT

This VOTING AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of July, 2014, by and among SIERRA BANCORP, a California corporation and registered bank holding company (“Bancorp”), BANK OF THE SIERRA, a California corporation and wholly-owned subsidiary of Bancorp (“BOS”), SANTA CLARA VALLEY BANK, N.A., a national banking association (“SCVE”) and the undersigned executive officer and director of SCVE (“Director”).

WITNESSETH:

WHEREAS, Bancorp, BOS and SCVE have entered into that certain Agreement and Plan of Consolidation dated as of July 17, 2014 (the “Consolidation Agreement”), pursuant to which a wholly-owned newly created interim banking subsidiary of Bancorp will be consolidated with and merged with and into SCVE, with SCVE surviving the Consolidation (the “Consolidation”), and SCVE thereafter merging with and into BOS, with BOS surviving such secondary merger. Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Consolidation Agreement;

WHEREAS, Director understands and acknowledges that Director’s execution and delivery of this Agreement is a material inducement to Bancorp, BOS and SCVE to enter into the Consolidation Agreement and a condition to the obligation of Bancorp and BOS to consummate the transactions contemplated thereby;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Bancorp, BOS, SCVE and Director agree as follows:

1.          Director Support. Director agrees that for a period of two (2) years from the Effective Time, to use his/her commercially reasonable efforts to support and refrain from (a) disparaging the goodwill of Bancorp and its subsidiaries (“Bancorp Subsidiaries”) and SCVE, (b) harming their respective customer and client relationships, and (c) disparaging the business or banking reputation of Bancorp or Bancorp Subsidiaries.

2.          Director Covenants.

(a)        Director agrees that Director shall not:

(i)	prior to the Effective Time, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding six (6) months was, an employee of SCVE; and

Exhibit D - 2

[Cheryl Knight]

(ii)	after the Effective Time and until the second anniversary of the later of the Effective Time of the Consolidation and cessation of the service of Director as an officer, director, consultant or employee of SCVE, BOS or any other affiliate of Bancorp, recruit, hire, assist others in recruiting or hiring, any person who is an employee of Bancorp or any Bancorp Subsidiary at the date of the recruitment or hire or who was an employee of SCVE within the preceding twelve (12) months immediately preceding the date of the recruitment or hire; provided, however, that this prohibition shall not apply to general recruitment, solicitations and/or hires through employment agencies or advertisements that are placed in publications of general circulations or trade journals whether in the interest or otherwise.

(b)        Director agrees that (i) this Agreement is entered into in connection with the conveyance to Bancorp and BOS of the goodwill of the business of SCVE; (ii) Director is receiving valuable consideration in this Agreement and in the Consolidation pursuant to the Consolidation Agreement; (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure that Bancorp and BOS receive the goodwill of SCVE; and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(c)         Director agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Director contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Director of her obligations under this Agreement.

(d)        Director agrees to permit Bancorp and/or SCVE to publish and disclose in any proxy statement or securities filing, Director’s identity and ownership of shares of SCVE’s or Bancorp’s capital stock and the nature of Director’s commitments, arrangements and understandings under this Agreement.

(e)        From time to time, at the request of Bancorp or BOS and without further consideration, Director shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

3.          Release.

(a)        Director acknowledges that he is not aware of any existing claim or defense, personal or otherwise, or rights of set off whatsoever against SCVE, except as expressly provided herein. For and in consideration of the consummation of the Consolidation and the other transactions contemplated by the Consolidation Agreement, Director, for herself and on behalf of her heirs and assigns (the “Director Releasing Parties”), releases, acquits and forever discharges SCVE and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that SCVE shall not be released from any written contractual obligations or accrued benefits of SCVE to Director as set forth on Schedule 1 attached hereto or any potential claim for indemnification under SCVE’s articles of association or bylaws (in each case as in existence on the date hereof) for any matters arising in connection with the Director’s service as a director or officer or employee of SCVE relating to acts, circumstances, actions or omissions arising on or prior to the date hereof to the extent such claims have not been asserted or are not known to Director.

Exhibit D - 3

[Cheryl Knight]

(b)        It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by SCVE. Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Director may have or be entitled to against SCVE and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to Director in connection with any written contractual obligations or accrued benefits of SCVE to Director as set forth on Schedule 1 attached hereto.

4.          Termination. Subject to the second sentence of Section 5, this Agreement shall terminate following the end of the non-solicitation period described in Section 2(a) above, except for liabilities or claims that shall have arisen or accrued on or before such termination.

5.          Effective Time. This Agreement shall become effective on the date of execution of this Agreement. If the Consolidation Agreement is terminated in accordance with its terms, then this Agreement shall become null and void as of the date of the termination of the Consolidation Agreement and shall be of no further force and effect.

6.          Specific Performance/Injunctive Relief. Director acknowledges that performance of the terms of this Agreement constitute valuable, special and unique property of Bancorp and BOS critical to the business of Bancorp and BOS and that any breach of this Agreement by Director will give rise to irreparable injury that is not compensable with money damages. Accordingly, Director agrees that Bancorp and BOS shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Director. Bancorp, BOS and Director hereby acknowledge and agree that Bancorp, BOS and SCVE will be irreparably damaged if the provisions of this Agreement are not specifically enforced. Director further agrees to waive any requirement for the securing or posting of any bond or other security or the proof of actual damages in connection with such remedies. Such remedies shall not be exclusive and shall be in addition to any other remedy that Bancorp may have at law or in equity.

Exhibit D - 4

[Cheryl Knight]

7.          Extension of Term of Restrictive Covenant. If Director violates any restrictive covenant contained in Section 2, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Section 2 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Director’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

8.          Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Consolidation Agreement in accordance with its terms (the “Support Period”), Director agrees that at any shareholder meeting of SCVE to approve the Consolidation or any related transaction, or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of SCVE entitled to vote at such meeting, including all voting shares listed on Attachment A, and all shares of SCVE Common Stock and SCVE Preferred Stock subsequently acquired by Director, including through the exercise of any stock option or warrant (together, “Owned Shares”): (a) in favor of approval of (1) the Consolidation Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Consolidation Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Consolidation Agreement; and (b) against any action or agreement that would impair the ability of Bancorp or BOS to complete the Consolidation, the ability of SCVE to complete the Consolidation, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Consolidation Agreement; provided, that the foregoing applies solely to Director in his or her capacity as a shareholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of SCVE. Director covenants and agrees that, except for this Agreement, he or she (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. Attachment A also sets forth information with respect to the options and warrants to purchase SCVE Common Stock owned by Director.

9.          Transfer Restrictions Prior to Consolidation. The Director will not, during the Support Period, except in respect of the Consolidation and receiving the Consolidation Consideration and Warrant Consideration, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided that, Director may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferee shall agree in writing to be bound by the provisions of Sections 7 and 8 of this Agreement.

Exhibit D - 5

[Cheryl Knight]

10.        Director Representations and Warranties. Director hereby represents and warrants to Bancorp and BOS as follows:

(a)          Director has full legal right and capacity to execute and deliver this Agreement, to perform Director’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)          This Agreement has been duly executed and delivered by Director and the execution, delivery and performance of this Agreement by Director and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Director and no other actions or proceedings on the part of Director are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)          The execution and delivery of this Agreement by Director does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Director to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Director or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Director or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Director or any of her affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d)          On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Director in the manner reflected thereon, include all of the shares of SCVE Common Stock or SCVE Preferred Stock owned of record or beneficially by Director, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Director to perform Director’s obligations hereunder. As of the date hereof Director has, and at the SCVE Stockholders Meeting or any other shareholder meeting of SCVE in connection with the Consolidation Agreement and the transactions contemplated thereby, Director (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

Exhibit D - 6

[Cheryl Knight]

(e)          Director understands and acknowledges that each of Bancorp, BOS and SCVE is entering into the Consolidation Agreement in reliance upon Director’s execution, delivery and performance of this Agreement.

11.         Resignation from SCVE Board. Each Director hereby tenders his or her resignation from the Board of Directors of SCVE subject to and effective upon the Effective Time.

12.         Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

13.        Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

14.        APPLICABLE LAW CHOICE OF VENUE. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT. THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (1) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (2) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.         Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit D - 7

[Cheryl Knight]

16.         Notice. Unless otherwise provided herein, any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 16. All communications must be in writing and addressed to the Director at the address on the signature page below and to the other parties hereto as follows:

IF TO SCVE:

Santa Clara Valley Bank, N.A.

901 East Main Street

P. O. Box 191

Santa Paula, California 93060

Attention:	Cheryl Knight, President and Chief Executive Officer
Facsimile:	(805) 525-1512

IF TO BANCORP OR BOS:

Sierra Bancorp

Bank of the Sierra

86 North Main Street

Porterville, California 93257

Attention:	James C. Holly, Chief Executive Officer
Facsimile:	(559) 782-4996

17.         Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

[Signature Page Follows]

Exhibit D - 8

[Cheryl Knight]

[Signature Page to Executive Officer Voting and Non-Solicitation Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:
Name: Cheryl Knight

Address:

BANCORP:	SIERRA BANCORP

By:
Name: Kevin J. McPhaill
Title: President

BOS:	BANK OF THE SIERRA

By:
Name: Kevin J. McPhaill
Title: President

SCVE:	SANTA CLARA VALLEY BANK, N.A.

By:
Name:
Title:

Exhibit D - 9

[Cheryl Knight]

Attachment A

LISTING OF OWNED SHARES

Director Name	No. of Shares of SCVE Common Stock (Director has sole voting and dispositive power unless otherwise indicated)	No. of Shares of SCVE Preferred Stock (Director has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 10(d)

LISTING OF OPTIONS AND WARRANTS TO PURCHASE SCVE COMMON STOCK

Options

No. of Shares Issuable upon Exercise of Options	Exercise Price

Warrants

No. of Shares Issuable upon Exercise of Warrants	Exercise Price

Exhibit D - 10

[Cheryl Knight]

Schedule 1

Written Contractual Obligations and Accrued Benefits of Director

Exhibit D - 11

EXHIBIT E

WARRANT CANCELLATION AGREEMENT

Exhibit E - 1

[NAME OF WARRANT HOLDER]

Agreement Regarding Cancellation of Warrants

This agreement (“Agreement”) is made and entered into this ____ day of _______, 2014, by and among the undersigned (“Warrant Holder”), Santa Clara Valley Bank, N.A. (“SCVE”), and Sierra Bancorp (“Bancorp”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement, as defined below.

WHEREAS, Warrant Holder currently holds outstanding Warrants (the “Warrants”) to purchase the common stock of SCVE (“SCVE Common Stock”) as set forth in Attachment A hereto;

WHEREAS, Warrant Holder is aware that Bancorp, Bank of the Sierra (“BOS”) and SCVE have entered into an Agreement and Plan of Merger dated ___________, 2014 (the “Merger Agreement”), providing for the merger of SCVE with and into BOS (the “Merger”) and the cancellation of the outstanding shares of capital stock of SCVE in exchange for cash consideration as described in the Merger Agreement;

WHEREAS, Bancorp, BOS and SCVE have agreed that Bancorp and SCVE shall enter into agreements to cancel the outstanding Warrants to purchase shares of SCVE Common Stock in exchange for a cash payment; and

WHEREAS, Bancorp has agreed to make a cash payment to Warrant Holder in return for cancellation of the Warrants;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1.	Warrant Holder hereby agrees with Bancorp and SCVE that he or she shall not exercise the Warrants at any time from the date hereof until the earlier of (i) the Effective Time of the Merger (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement in accordance with its terms.

2.	Bancorp and SCVE hereby agree with Warrant Holder that Bancorp shall pay to the undersigned for each share of common stock of SCVE covered by the Warrants an amount equal to the positive difference, if any, between the Per Share Merger Consideration (as defined in the Merger Agreement) paid to the holders of the SCVE Common Stock and the exercise price of the Warrants (the “Per Warrant Consideration”).

3.	At the Effective Time of the Merger, each Warrant to purchase one share of SCVE Common Stock shall automatically convert into and shall thereafter represent the right to receive, and Bancorp will pay to the Warrant Holder, an amount in cash equal to the product of (i) the Per Warrant Consideration and (ii) the number of shares of SCVE Common Stock issuable upon exercise of the Warrants as set forth on Attachment A (the “Warrant Termination Consideration”). Warrant Holder acknowledges that the consideration to be received by Warrant Holder pursuant to this Agreement is adequate consideration for the agreement by Warrant Holder to the terms and conditions of this Agreement, including, without limitation, the release set forth below.

Exhibit E - 2

4.	At the Effective Time, the Warrants shall have no further force or effect.

5.	Upon the receipt of the Warrant Termination Consideration for the Warrants, Warrant Holder hereby releases Bancorp, BOS, SCVE and their respective subsidiaries, boards of directors, agents, successors and assigns from any and all obligations to Warrant Holder relating to the Warrants.

6.	This Agreement shall be binding upon, inure to benefit of and be enforceable by the respective heirs, successors and assigns of the parties hereto.

7.	This Agreement shall terminate forthwith in the event that the Merger Agreement is terminated in accordance with its terms and the Warrant will remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first written above.

WARRANT HOLDER	SANTA CLARA VALLEY BANK, N.A.

By:
Name:		Name:
Title:

SIERRA BANCORP

By:
Name:
Title:

Exhibit E - 3

Attachment A

Warrant Issue Date	# of Shares of SCVE Common Stock Issuable upon Exercise of Warrant	Warrant Exercise Price
[March 30, 2010]		$5.00

Exhibit E - 4

EXHIBIT F

OPTION CANCELLATION AGREEMENT

Exhibit F - 1

[NAME OF OPTION HOLDER]

SANTA CLARA VALLEY BANK, N.A.

Agreement Regarding Cancellation of Options

This agreement (“Agreement”) is made and entered into this ____ day of _______, 2014, by and between the undersigned (“Option Holder”) and Santa Clara Valley Bank, N.A. (“SCVE”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement, as defined below.

WHEREAS, Option Holder currently holds outstanding Options (the “Options”) to purchase the common stock of SCVE (“SCVE Common Stock”) as set forth in Attachment A hereto;

WHEREAS, Option Holder is aware that Sierra Bancorp (“Bancorp”), Bank of the Sierra (“BOS”) and SCVE have entered into an Agreement and Plan of Merger dated ___________, 2014 (the “Merger Agreement”), providing for the merger of SCVE with and into BOS (the “Merger”) and the cancellation of the outstanding shares of capital stock of SCVE in exchange for cash consideration as described in the Merger Agreement;

WHEREAS, Bancorp, BOS and SCVE have agreed that SCVE shall enter into agreements to cancel the outstanding Options to purchase shares of SCVE Common Stock in exchange for a cash payment; and

WHEREAS, SCVE has agreed to make a cash payment to Option Holder in return for cancellation of the Options;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1.	Option Holder hereby agrees with SCVE that he or she shall not exercise the Options at any time from the date hereof until the earlier of (i) the Effective Time of the Merger (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement in accordance with its terms.

2.	At the Effective Time of the Merger, SCVE will pay to the Option Holder, in lieu of all shares of SCVE Common Stock that would otherwise have been issuable upon exercise of the Options, a lump sum payment in cash in the aggregate amount of $100.00 (the “Option Termination Consideration”). Option Holder acknowledges that the consideration to be received by Option Holder pursuant to this Agreement is adequate consideration for the agreement by Option Holder to the terms and conditions of this Agreement, including, without limitation, the release set forth below.

3.	At the Effective Time, the Options shall terminate and have no further force or effect.

Exhibit F - 2

4.	Upon the receipt of the Option Termination Consideration for the Options, Option Holder hereby releases Bancorp, BOS, SCVE and their respective subsidiaries, boards of directors, agents, successors and assigns from any and all obligations to Option Holder relating to the Options.

5.	This Agreement shall be binding upon, inure to benefit of and be enforceable by the respective heirs, successors and assigns of the parties hereto.

6.	This Agreement shall terminate forthwith in the event that the Merger Agreement is terminated in accordance with its terms and the Options will remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first written above.

OPTION HOLDER	SANTA CLARA VALLEY BANK, N.A.

By:
Name:		Name:
Title:

Exhibit F - 3

Attachment A

Option Issue Date	# of Shares of SCVE Common Stock Issuable upon Exercise of Options	Option Exercise Price
$

Exhibit F - 4